Exhibit 10.1

$100,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
among
DELTA PETROLEUM CORPORATION
as Borrower,
THE LENDERS PARTY HERETO from time to time
as Lenders,
and
MACQUARIE BANK LIMITED,
as Administrative Agent and Issuing Lender
December 29, 2010

i

Page
Section 9.15. NO ORAL AGREEMENTS	73

APPENDICES:

Appendix I	-	Definitions

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Mortgage
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Transfer Letters
Exhibit K	-	Form of Borrower’s Counsel Opinion
Exhibit L	-	Form of Property Operating Statement
Exhibit M		Notice of Assignment of Proceeds

SCHEDULES:

Schedule I	-	Pricing Grid
Schedule II	-	Notice Information and Commitments
Schedule III	-	Operators
Schedule 2.4	-	Development Plan
Schedule 3.1(k)	-	Hedging Requirements on Effective Date
Schedule 3.1(q)(ii)	-	Post Closing Hedging Requirements
Schedule 4.1	-	Subsidiaries of Borrower
Schedule 4.5	-	Existing Debt
Schedule 4.7	-	Litigation
Schedule 4.13(a)	-	Burdensome Restrictions
Schedule 4.17	-	Liens, Title, Leases, Etc.
Schedule 4.19	-	Hedging Contracts
Schedule 4.20	-	Material Agreements
Schedule 4.23	-	Liquidity Position
Schedule 5.6(n)	-	Disputes
Schedule 6.23	-	Deposit Accounts

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This Third Amended and Restated Credit Agreement dated as of December 29, 2010, is among Delta Petroleum Corporation, a Delaware corporation (“Borrower”), the lenders party hereto from time to time (the “Lenders”), and Macquarie Bank Limited, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”).
Background
     A. On November 3, 2008, Borrower entered into the JPMorgan Credit Facility (as defined below).
     B. Immediately prior to the execution of this Agreement, JPMorgan Chase Bank, N.A. assigned all of its rights and obligations under the JPMorgan Credit Facility and the other Loan Papers (as defined in the JPMorgan Credit Facility) to Administrative Agent for the benefit of Lenders pursuant to an Assignment of Liens and Security Interests dated December 29, 2010.
     C. Immediately prior to the execution of this Agreement, each lender under the JPMorgan Credit Facility assigned all of its rights and obligations under the JPMorgan Credit Facility and the other transferred Loan Papers (as defined in the JPMorgan Credit Facility) to Lenders pursuant to an Assignment and Acceptance dated December 29, 2010.
     D. Borrower, Administrative Agent and each Lender agree to amend and restate the terms of the JPMorgan Credit Facility as set forth in this Agreement.
     E. Borrower, Administrative Agent and each of the Lenders agree that this Agreement sets forth the terms and conditions pursuant to which Lenders will make available to Borrower a senior secured loan for the purposes set forth in this Agreement.
     F. In connection with Lenders making available to Borrower the financial accommodations described in this Agreement, Borrower will grant to Administrative Agent, for the ratable benefit of each of Lenders, a first-priority Lien in all of the real and personal property of Borrower subject only to the Permitted Liens (defined below).
Agreements
     For good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Borrower, Lenders, Administrative Agent and Issuing Lender hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1. Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the meanings set forth on Appendix I (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     Section 1.2. Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.3. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.6, shall mean the Financial Statements and the Interim Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.6 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.6, used in the preparation of the Financial Statements and the Interim Financial Statements). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     Section 1.4. Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.
     Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II
CREDIT FACILITIES
     Section 2.1. Maximum Commitment.
     (a) Maximum Commitment. Each Lender severally agrees, subject to the terms and conditions of this Agreement, prior to the applicable Commitment Termination Date to make available to Borrower (i) a senior secured revolving loan pursuant to the terms and conditions of Section 2.2 (the “Revolving Loan”) and (ii) a senior secured term loan pursuant to the terms and conditions of Section 2.3 (the “Term Loan”) not to exceed in aggregate such Lender’s Commitment for the purposes set forth herein and not to exceed the Maximum Commitment. Borrower acknowledges that Lenders do not intend to advance Borrower any amount which would at any point in time exceed the Maximum Commitment; provided, however, if the obligations of Borrower under the Revolving Loan and the Term Loan exceed the Maximum Commitment, all obligations will nevertheless constitute Obligations under this Agreement and be entitled to the benefit of all of Administrative Agent’s Liens on the Collateral. All monetary Obligations (other than Obligations that may continue past the Maturity Date under the terms of a Hedge Contract with a Hedge Counterparty) will be fully due and payable on the Maturity Date.
     (b) Advances. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, Borrower may from time to time borrow, prepay, and reborrow Advances under the Revolving Loan. Amounts repaid in respect of the Term Loan may not be reborrowed.
     (c) Notes. The indebtedness of Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of Borrower payable to the order of such Lender.
     Section 2.2. Availability and Purpose of Revolving Loan Advances.
     (a) Revolving Loan. The initial Borrowing Base available under the Revolving Loan in effect as of Effective Date has been set by Administrative Agent and the Lenders and acknowledged by Borrower as $30,000,000. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.2. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.2(d) and is subject to periodic redetermination pursuant to Section 2.2(b), Section 2.2(c) and Section 2.2(e). Advances under the Borrowing Base shall be used in accordance with Section 5.9. Up to $5,000,000 of the Borrowing Base may be used for the issuance of Letters of Credit pursuant to Section 2.10.
     (b) Calculation of Borrowing Base.
          (i) Borrower shall deliver to Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2011, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by any Lender, including but not limited to the Oil and Gas Properties included or to be included in the Borrowing Base. After Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, (A) Administrative Agent shall deliver to each Lender Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) Administrative Agent shall promptly notify Borrower in writing of the amount of the Borrowing Base as so redetermined.
          (ii) Borrower shall deliver to Administrative Agent and each Lender, on or before each October 1, beginning October 1, 2011, an Internal Engineering Report dated effective as of the immediately preceding July 1st and such other information as may be reasonably requested by Administrative Agent or any Lender including but not limited to the Oil and Gas Properties included or to be included in the Borrowing Base. After Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, (A) Administrative Agent shall deliver to each Lender Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) Administrative Agent shall promptly notify Borrower in writing of the amount of the Borrowing Base as so redetermined.
          (iii) In the event that Borrower does not furnish to Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.2.
          (iv) Each delivery of an Engineering Report by Borrower to Administrative Agent and the Lenders shall constitute a representation and warranty by Borrower to Administrative Agent and the Lenders that:
          (A) Borrower owns the Oil and Gas Properties specified therein with at least 90% (by value) of the Proved Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens),
          (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil or gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing Wells, were each capable of producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells, carbon dioxide wells or as water disposal wells (each as noted in such Engineering Report),
          (C) the descriptions of quantum and nature of the record title interests of Borrower, as applicable, set forth in such Engineering Report include the entire record title interests of Borrower in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens,

          (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of Borrower in such Oil and Gas Properties except as set forth in such Engineering Report,
          (E) no operating or other agreement to which Borrower is a party or by which Borrower is bound affecting any part of such Oil and Gas Properties requires Borrower to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of Borrower in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event Borrower is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and
          (F) Borrower’s ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens, afford Borrower not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as Net Revenue Interest in such Engineering Report and (ii) will cause Borrower to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as Working Interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties (except for any increases in Working Interest with a corresponding increase in the Net Revenue Interest in such Oil and Gas Property).
     (c) Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.2(b), (i) based on such information as Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.2(d)), Administrative Agent may, and shall at the request of the Required Lenders, require one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; (ii) based on such information as Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.2(d)), Borrower may require one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; and (iii) Administrative Agent and the Lenders may make additional redeterminations of the Borrowing Base in connection with any Disposition of Oil and Gas Properties constituting Proved Reserves of Borrower having a fair market value which, when taken together with (A) the fair market value of all other Dispositions of Oil and Gas Properties constituting Proved Reserves of Borrower and (B) the Net Hedge Value for such BB Hedges that have been subject to novations, assignments, unwinding, amendments, or terminations, in each case, occurring since the date of the most recent scheduled Borrowing Base redetermination, equals or exceeds 5% of the Borrowing Base then in effect. For the avoidance of doubt, such additional redeterminations of the Borrowing Base shall not constitute nor be construed as a consent to any transaction or proposed transaction that would not be permitted under the terms of this Agreement. In connection with any redetermination of the Borrowing Base under this Section 2.2(c), Borrower shall provide Administrative Agent and the Lenders with such information regarding Borrower’s business (including, without limitation, its Oil and Gas Properties, the Proved Reserves, and production relating thereto) as Administrative Agent or any Lender may reasonably request. Administrative Agent shall promptly notify Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.2(c) and the amount of the Borrowing Base as so redetermined.

     (d) Standards for Redetermination. Each redetermination of the Borrowing Base by Administrative Agent and the Lenders pursuant to this Section 2.2 shall be made (i) in the sole discretion of Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.2(d)), (ii) in accordance with Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by Administrative Agent and the Lenders including but not limited to the Proved Reserves of Borrower, and (iv) based upon the estimated value of the Proved Reserves owned by Borrower as determined by Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of Borrower and the Guarantors and such other factors as Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of Administrative Agent and the Lenders. No Proved Reserves shall be included or considered for inclusion in the Borrowing Base unless Administrative Agent shall have received, at Borrower’s expense, (A) evidence of title reasonably satisfactory in form and substance to Administrative Agent covering at least 90% (by value) of the Proved Reserves and the Oil and Gas Properties relating thereto and (B) Mortgages and such other Security Instruments requested by Administrative Agent to the extent necessary to cause Administrative Agent to have an Acceptable Security Interest in at least 90% (by value) of the Proved Reserves and the Oil and Gas Properties relating thereto. At all times after Administrative Agent has given Borrower notification of a redetermination of the Borrowing Base under this Section 2.2, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by Borrower and disclosed in writing to Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.2; provided that Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base deficiency. Notwithstanding anything herein to the contrary, (x) other than for the mandatory reduction provided in Section 2.2(e) to the extent the redetermined Borrowing Base is less than or equal to the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be Approved by Administrative Agent and the Required Lenders, and (y) to the extent the redetermined Borrowing Base is greater than the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be Approved by Administrative Agent and all of the Lenders.
     (e) Mandatory Reductions in the Borrowing Base. In addition to the Borrowing Base redeterminations provided for otherwise in this Section 2.2, if Borrower or any Guarantor novates, assigns, unwinds, terminates, or amends any BB Hedge, then the Borrowing Base shall automatically reduce by an amount equal to the negative Net Hedge Value, if any, resulting from such event. Such mandatory reduction of the Borrowing Base shall be effective as of the date Administrative Agent notifies Borrower of the negative Net Hedge Value resulting from such event.

     Section 2.3. Availability and Purposes of Term Loan Advances. Beginning on the Closing Date, and subject to the Approval by Administrative Agent and Required Lenders of the initial Development Plan, and any subsequent modifications of the Development Plan pursuant to Section 2.4(a), and continuing through the applicable Commitment Termination Date, up to $20,000,000 is available under the Term Loan and shall be used by Borrower in accordance with Section 5.9 and as follows:
     (a) to pay costs incurred by Borrower in connection with the drilling and completion of Wells and other development activities included on the Development Plan, in each instance, pursuant to an AFE Approved by Administrative Agent; and
     (b) for any other purpose Approved by Administrative Agent.
     Section 2.4. Development Plan.
     (a) The initial Development Plan is attached as Schedule 2.4. Administrative Agent Approves the initial Development Plan. Borrower may propose modifications to the Development Plan from time to time, and those modifications will become effective when Approved by Administrative Agent and the Required Lenders. Approval of any Development Plan is within the sole and absolute discretion of Administrative Agent and the Required Lenders and Administrative Agent and the Required Lenders may make their Approval subject to such conditions as Administrative Agent and the Required Lenders deem appropriate.
     (b) In support of each Development Plan, Borrower will prepare and submit to Administrative Agent for Approval an AFE (including all Supporting Documentation) at least fifteen days before Borrower incurs any costs that it intends to fund out of an Advance under the Term Loan. To the extent an AFE conforms to a Development Plan previously Approved by Administrative Agent and Required Lenders, however, Administrative Agent’s Approval of that AFE will not be unreasonably withheld or delayed.
     (c) Notwithstanding the foregoing Approval of a Development Plan:
          (i) Borrower must nevertheless satisfy the conditions described in this Article II and Article III below prior to the making of each Advance; and
          (ii) Administrative Agent will have no obligation to make an Advance to fund projects included on the Development Plan:
          (A) unless the requested Advance relates to an AFE Approved by Administrative Agent;
          (B) if the requested Advance (together with all amounts previously Advanced in respect of the applicable AFE) exceeds the cost set forth in the Development Plan for that project by more than 10%; or
          (C) if the requested Advance exceeds the remaining funds available and not yet Advanced under the Term Loan.

     Section 2.5. Method of Borrowing.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 a.m. (Houston, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) one Business Day prior to the proposed Borrowing, in the case of a Borrowing comprised of Reference Rate Advances, by Borrower to Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by facsimile. Each Notice of a Borrowing shall be given by facsimile, confirmed immediately in writing, specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.14(b). Each Lender shall, before 1:00 pm (Houston, Texas time) on the date of such Borrowing, make available for the account of its Lending Office to Administrative Agent at its address referred to in Section 9.2, or such other location as Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, Administrative Agent shall make such funds available to Borrower at its account with Administrative Agent.
     (b) Conversions and Continuations. Borrower may elect to Convert or continue any Borrowing under this Section 2.5 by delivering an irrevocable Notice of Conversion or Continuation to Administrative Agent at Administrative Agent’s office no later than 11:00 a.m. (Houston, Texas time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) one Business Day prior to the proposed Conversion in the case of a Conversion to a Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by facsimile confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section 2.5, Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.14(b).
     (c) Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:
          (i) at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;
          (ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of

Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;
          (iii) if Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until Administrative Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;
          (iv) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until Administrative Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and
          (v) if Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Appendix I, Administrative Agent shall forthwith so notify Borrower and the Lenders and such Advances shall be made available to Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Advance, Convert into Reference Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Administrative Agent Reliance. Unless Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to Administrative Agent such Lender’s Pro Rata Share of a Borrowing, Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to Administrative Agent on the date of such Borrowing in accordance with Section 2.5(a) and Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to Administrative Agent, such Lender and

Borrower severally agree to immediately repay to Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent, at (i) in the case of Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     Section 2.6. Reduction of the Commitments.
     (a) Borrower shall have the right, upon at least three Business Days’ irrevocable notice to Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of at least $500,000 or in integral multiples of $100,000 in excess thereof.
     (b) Other than as provided in Section 2.6(c), any reduction and termination of the Commitments pursuant to this Section 2.6 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.
     (c) In the event of a Defaulting Lender, Borrower, at Borrower’s election may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (i) such termination must be of the Defaulting Lender’s entire Commitment, (ii) Borrower shall pay all amounts owed by Borrower to such Defaulting Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued commitment fees, and letter of credit fees but specifically excluding any amounts owing under Section 2.17 as result of such payment of Advances) and shall deposit with Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure, and (iii) unless otherwise consented to by Administrative Agent, a Defaulting Lender’s Commitment may be terminated by Borrower under this Section 2.6(c) if and only if at such time, Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. Upon written notice to the Defaulting Lender and Administrative Agent of Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this Section 2.6(c) and the payment and deposit of amounts required to be made by Borrower under clause (c), (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights under Sections 2.18, 2.19 and 9.7 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder other than its obligations under Section 8.5 with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder; provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, Administrative Agent or any Lender may have against such Defaulting Lender.
     Section 2.7. Prepayment of Advances.
     (a) Optional. Borrower may prepay the Advances, after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day’s, irrevocable prior written notice to Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.17 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Reference Rate Advances shall be made in a minimum amounts of $250,000 and in integral multiples of $100,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $500,000 and in integral multiples of $100,000 in excess thereof, and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowing of at least $500,000. Full prepayments of any Borrowing are permitted without restriction of amounts.
     (b) Borrowing Base Deficiency.
          (i) Other than as provided in Section 2.7(b)(ii) below, if the aggregate outstanding amount of the Revolving Loan Advances plus the Letter of Credit Exposure ever exceeds the lesser of (y) the Borrowing Base and (z) the aggregate Commitments, Borrower shall, after receipt of written notice from Administrative Agent regarding such deficiency, take any of the following actions (and the failure of Borrower to take such actions to remedy such Borrowing Base deficiency shall constitute an Event of Default):
          (A) prepay Revolving Loan Advances or, if the Revolving Loan Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within 30 days after the date such deficiency notice is received by Borrower from Administrative Agent;
          (B) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to Administrative Agent and the Required Lenders such that the Borrowing Base deficiency is cured within 30 days after the date such deficiency notice is received by Borrower from Administrative Agent;
          (C) (1) deliver, within 10 days after the date such deficiency notice is received by Borrower from Administrative Agent, written notice to Administrative Agent indicating Borrower’s election to repay the Revolving Loan Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five monthly installments equal to one-fifth of such Borrowing Base deficiency with the first such installment due 30 days after the date such deficiency notice is received by Borrower from Administrative Agent and each following installment due 30 days after the preceding installment and (2) make such payments and deposits within such time periods; or
          (D) eliminate the Borrowing Base deficiency through a combination of the actions described in Sections 2.7(b)(i)(A), (B), and (C) above.
          (ii) Upon each reduction of the Borrowing Base, if any, resulting from a Borrowing Base redetermination made under Section 2.2(e) if the aggregate outstanding amount of the Revolving Loan Advances plus the Letter of Credit Exposure exceeds the lesser of (y) the Borrowing Base and (z) the aggregate Commitments, then Borrower shall immediately prepay the Revolving Loan Advances or, if the Revolving Loan Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base deficiency resulting from such reduction plus (B) if a Borrowing Base deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the net cash proceeds of the transaction that triggered such Borrowing Base reduction and (ii) such portion of the Borrowing Base deficiency in existence immediately prior to such reduction.
          (iii) Each prepayment pursuant to this Section 2.7(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.17 as a result of such prepayment being made on such date. Each prepayment under this Section 2.7(b) shall be applied to the Revolving Loan Advances as determined by Administrative Agent and agreed to by the Lenders in their sole discretion.
     (c) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.6, Borrower agrees to make a prepayment in respect of the outstanding amount of the Revolving Loan Advances to the extent, if any, that the aggregate unpaid principal amount of all Revolving Loan Advances plus the Letter of Credit Exposure exceeds the lesser of (i) the aggregate Commitments, as so reduced and (ii) the Borrowing Base. Each prepayment pursuant to this Section 2.7(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.17 as a result of such prepayment being made on such date. Each prepayment under this Section 2.7(c) shall be applied to the Revolving Loan Advances as determined by Administrative Agent and agreed to by the Lenders in their sole discretion.
     (d) Illegality. If any Lender shall notify Administrative Agent and Borrower that the introduction of or any change in or in the interpretation of any applicable Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) Borrower shall, no later than 11:00 a.m. (Houston, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, automatically convert to Reference Rate Advances all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount converted to the date of such conversion and amounts, if any, required to be paid pursuant to Section 2.17 as a result of such conversion being made on such date, (ii) such Lender shall simultaneously make a Reference Rate Advance to Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify Administrative Agent that the circumstances causing such suspension no longer exist.
     (e) Optional Prepayment; Ratable Prepayment. Borrower may prepay the Revolving Loan and the Term Loan in whole or in part at any time without penalty or premium, except for breakage costs as set forth in Section 2.17 resulting from such prepayment. Except as provided in the preceding sentence, each payment of any Advance pursuant to this Section 2.7 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
     Section 2.8. Repayment of the Term Loan; Net Operating Cash Flow.
     (a) Repayment of Term Loan Generally. On each Payment Date beginning January 25, 2011, to the extent any Advances under the Term Loan remain outstanding, Borrower will pay to Administrative Agent 100% of Net Operating Cash Flow to be applied as set forth in Section 2.8(c). On the Maturity Date, Borrower will pay to Administrative Agent all of the monetary Obligations outstanding on that date (other than Obligations that may continue past the Maturity Date under the terms of any Hedge Contracts) and perform or otherwise satisfy all other Obligations then outstanding.
     (b) Calculation of Net Operating Cash Flow. Administrative Agent will calculate Net Operating Cash Flow based on the Property Operating Statements prepared and delivered by Borrower. The first Property Operating Statement is due on the twenty-fifth (25th) day of the month following the month in which the first Advance under the Term Loan is made.
     (c) Application of Funds.
          (i) Payments due under Section 2.8(a) will be applied first to unpaid fees and Related Costs payable under the Loan Documents, second to accrued interest on the Loans, and third to principal on the Term Loan.
          (ii) Any prepayments made pursuant to the terms of this Agreement, will be applied first to unpaid fees and Related Costs payable under the Loan Documents, second to accrued interest on the Term Loan, third to principal on the Term Loan, and fourth to any principal on the Revolving Loan, and fifth to accrued interest on the Revolving Loan.
     Section 2.9. Repayment of Revolving Loan. Borrower shall repay to Administrative Agent for the ratable benefit of Lenders the outstanding principal amount of each Revolving

Loan Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.2 or Section 7.3.
     Section 2.10. Letters of Credit.
     (a) Commitment. From time to time from the date of this Agreement until 30 days prior to the Maturity Date, at the request of Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:
          (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $5,000,000 and (B) an amount equal to the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this Section 2.10(a)(i)(B), the sum of the aggregate outstanding principal amount of all Advances at such time;
          (ii) if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof (or, in the case of any extension thereof, one year after the date of such extension), and (B) ten days prior to the Maturity Date;
          (iii) unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Lender in its sole discretion;
          (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;
          (v) unless Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;
          (vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;
          (vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;
          (viii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;
          (ix) except as otherwise agreed by the Issuing Lender, if Letter of Credit is to be denominated in a currency other than Dollars; or
          (x) a default of any Lender’s obligations to fund under Section 2.10(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.
     (b) Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender having a Commitment by telephone or facsimile of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit.
     (c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 11:00 a.m. (Houston, Texas time) on the fifteenth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit (or such later date as may be accepted by the Issuing Lender in its sole discretion), and the Issuing Lender shall give to each other Lender prompt notice thereof by facsimile or telephone. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that if such Letter of Credit Application is delivered by facsimile, Borrower shall follow such facsimile with an original by mail. After the Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend, or cause the issuance, increase or extension of, such Letter of Credit for the account of Borrower. Each Letter of Credit Application shall be irrevocable and binding on Borrower.
     (d) Reimbursement. Borrower hereby agrees to either (i) pay on demand to the Issuing Lender an amount equal to any amount paid by the Issuing Lender under any Letter of Credit or (ii) request a Borrowing of References Rate Advances in an amount equal to such amount paid by the Issuing Lender to be made on date the payment is due under such Letter of Credit. In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not reimbursed by Borrower upon demand under either option provided in the preceding sentence for any reason (including but not limited to the failure to meet the conditions in Section 3.2), then the Issuing Lender shall give

Administrative Agent notice of Borrower’s failure to make such reimbursement and Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse the Issuing Lender. Upon such notice from Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to Borrower transferred at Borrower’s request to the Issuing Lender regardless of any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default). If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Federal Funds Rate. Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs Administrative Agent and Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Reference Rate Advances under a Borrowing requested by Borrower to reimburse the Issuing Lender which have been transferred to the Issuing Lender at Borrower’s request.
     (e) Obligations Unconditional. The obligations of Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
          (i) any lack of validity or enforceability of any Letter of Credit Documents;
          (ii) any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;
          (iii) the existence of any claim, set off, defense, or other right which Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;
          (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of Borrower in connection with the Letters of Credit or Borrower’s rights under Section 2.10(f).

     (f) Liability of Issuing Lender. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:
          (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
          (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;
          (iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
          (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),
except that Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to Borrower, to the extent of any direct, as opposed to consequential, damages suffered by Borrower which a court determines in a final, non-appealable judgment were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     (g) Cash Collateral Account.
          (i) If Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.6(c), 2.7(b), 7.2(b) or 7.3(b), then Borrower and the Issuing Lender shall establish the Cash Collateral Account and Borrower shall execute any documents and agreements, including the Issuing Lender’s standard form assignment of deposit accounts, that the Issuing Lender requests in connection therewith to establish the Cash Collateral Account and grant the Issuing Lender a first priority security interest in such account and the funds therein. Borrower hereby pledges to the Issuing Lender and grants the Issuing Lender a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
          (ii) So long as no Default exists, the Issuing Lender may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and the Issuing Lender shall release to Borrower at Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any

Default, the Issuing Lender may apply any funds held in the Cash Collateral Account to the Obligations in the order set forth in Section 7.6.
          (iii) The Issuing Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Issuing Lender accords its own Property, it being understood that the Issuing Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     (h) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender, Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account in an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.
     Section 2.11. Time and Place of Payments. All payments to be made by Borrower to Administrative Agent under this Agreement will be made to the following account (the “Project Account”) by wire transfer in immediately available funds not later than 11:00 a.m., Houston, Texas, time on the date due:
Account: Bank of New York New York, NY 10004 ABA # 021000018
Favour: Macquarie Bank Limited – OBU Sydney Sydney A/C No.: 8900055375 Chips UID: 236386 Reference: Delta Petroleum Corporation
or to any other account that Administrative Agent may designate in writing to Borrower from time to time.
     Section 2.12. Borrower Sub-Account; Disbursements.
     (a) Borrower Sub-Account. Following the date on which the first Advance under the Term Loan is made and continuing until all Advances under the Term Loan have been paid in full in cash, Borrower will direct and cause Operator, all purchasers of Hydrocarbons and all other customers and obligors of Borrower (including all payors of Royalty Interests, net profit interests, and production payment interests) to deposit directly into the Project Account all payments of any nature due and owing to Borrower. If Borrower nonetheless receives any such funds, it will promptly (but, in any event, by the end of the following third (3rd) Business Day) deposit all such funds in the Project Account. This Section 2.12 will not prohibit Operator from making payments directly to Royalty Interest owners and other third party payees who are not Affiliates of Borrower. Administrative Agent will establish a sub account (the “Borrower Sub-Account”) on its internal books and records and credit to the Borrower Sub-Account all funds collected in the Project Account and attributable to Borrower’s Net Revenue Interest in the Oil and Gas Properties at the time the amount to be credited has been identified to Administrative Agent’s reasonable satisfaction. Borrower hereby irrevocably authorizes Administrative Agent to debit the Borrower Sub-Account for (i) the payment of all Obligations when due, and (ii) for any and all outstanding accrued interest existing on the date of said debit, provided, however, any interest paid under this Section 2.12(a)(ii) in any month will also be deducted under Section 2.8 for purposes of calculating Net Operating Cash Flow for said month. Administrative Agent may, if an Event of Default exists, apply all funds credited to the Borrower Sub-Account against any Obligations then outstanding.
     (b) Disbursement of Operating Expenses. Following its delivery of each monthly Property Operating Statement to Administrative Agent, Borrower may, not more than four times each month and on at least three Business Days written notice, request a release of funds credited to the Borrower Sub-Account since the preceding Payment Date to pay:
          (i) the items described in clauses (a)–(f) of the definition of Net Operating Cash Flow and payable in the Reported Month covered by the POS; and
          (ii) any other payments or distributions Approved by Administrative Agent;
but only if no Event of Default exists or would result from the release of the requested funds. Borrower’s request will include supporting documentation reasonably satisfactory to Administrative Agent, including Borrower’s monthly joint interest billing invoices and revenue distribution statements. Unless Administrative Agent notifies Borrower in writing within that three Business Day period that it objects or requires additional information with respect to the requested disbursement (in which case, Administrative Agent will describe the objection or requested information in reasonable detail), then Administrative Agent will process the disbursement request and release the requested funds from the Borrower Sub-Account. Borrower will use funds returned to it under this Section 2.12(b) exclusively to pay the amounts included in its disbursement request and will, at the request of Administrative Agent, promptly document to the satisfaction of Administrative Agent that those amounts have been paid. A Responsible Officer shall make any request under this Section.
     (c) Amounts Owed to Third Parties; Taxes. Amounts deposited into the Project Account and owing to (i) Working Interest and Royalty Interest owners that are not Affiliates of Borrower, or (ii) Governmental Authorities for taxes or payments measured by production will be released by Administrative Agent to Borrower upon receipt of a certificate from Borrower detailing the amounts and the party to be paid. If an Event of Default exists, however, Administrative Agent will, at its option and upon notice to Borrower, have the right (but not the obligation) to make payments directly to the Persons identified on Borrower’s certificate. A Responsible Officer shall deliver the certificate contemplated by this Section 2.12(c) on behalf of Borrower.
     (d) Administrative Agent’s Right to Audit. Administrative Agent will have the right to undertake audit procedures during normal business hours and upon prior notice to periodically confirm that the payments described in Sections 2.12(b) and 2.12(c) have been made by Borrower.

     (e) Debt Service Reserve Account. At least once per month and at least 3 Business Days prior to the Payment Date, Borrower may request that Administrative Agent reserve funds from the Borrower Sub-Account related to anticipated disbursement for items covered by Section 2.12(b) above, and place such funds into a separate account. Administrative Agent will establish a sub-account on its internal books and records for such purpose (the “Debt Service Reserve Account”). Borrower may, not more than twice each month and on at least three Business Days written notice, request a release of funds remaining in the Debt Service Reserve Account to pay (A) regularly scheduled interest payments under the Convertible Notes and the Senior Unsecured Notes in accordance with Section 6.5; and (B) any other payments or distributions Approved by Administrative Agent, in each case only if no Event of Default exists or would result from the release of the requested funds. Borrower’s request will include supporting documentation reasonably satisfactory to Administrative Agent. Unless Administrative Agent notifies Borrower in writing within that three Business Day period that it objects or requires additional information with respect to any requested disbursement under subparagraph (B) above (in which case, Administrative Agent will describe the objection or requested information in reasonable detail), then Administrative Agent will process each disbursement request and release the requested funds from the Debt Service Reserve Account. Borrower will use funds returned to it under this Section 2.12(e) exclusively to pay the amounts included in its disbursement request and will, at the request of Administrative Agent, promptly document to the satisfaction of Administrative Agent that those amounts have been paid. A Responsible Officer shall make any request under this Section.
     Section 2.13. Fees.
     (a) Commitment Fees. Borrower agrees to pay to Administrative Agent, for the account of each Lender, a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily Unused Commitment Amount of such Lender, from the Effective Date until the Commitment Termination Date; provided that, no Commitment Fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on December 31, 2010 and continuing thereafter through and including the Commitment Termination Date.
     (b) Letter of Credit Fees.
          (i) Borrower agrees to pay to Administrative Agent for the pro rata benefit of Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin then in effect for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit, payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2011 and continuing thereafter through and including the Commitment Termination Date.
          (ii) Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

     (c) Upfront Fees. Borrower agrees to pay to Administrative Agent for the account of each Lender a fee for commitments to fund under the Term Loan equal to 2% of the amount of any incremental increase in the amount Lenders commit to fund at any time under the Term Loan above the committed amount of the Term Loan previously in effect pursuant to a commitment to fund under Section 2.3.
     Section 2.14. Interest. Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each fiscal quarter commencing on March 31, 2011, and on the date such Reference Rate Advance shall be paid in full.
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period.
     (c) Usury Recapture.
          (i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.
          (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.14 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.
          (iii) Notwithstanding the foregoing or any other term in this Agreement and the Loan Documents to the contrary, it is the intention of each Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding principal amount of the loans made hereunder by such Lender or be refunded to Borrower.
     Section 2.15. Payments and Computations.
     (a) Payment Procedures. Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to Administrative Agent as set forth in Section 2.11 in same day funds without deduction, setoff, or counterclaim of any kind, except as may be applicable to any Defaulting Lender. Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Sections 2.14(c), 2.17, 2.18, 2.19, 8.5, 9.7, but after taking into account payments effected pursuant to Section 9.4) in accordance with each Lender’s Pro Rata Share to Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Reference Rate and of fees shall be made by Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day and such shortening of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
     (d) Administrative Agent Reliance. Unless Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to Lenders that Borrower shall not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Federal Funds Rate for such day.

     Section 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.6(c)), such Lender shall notify Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. The provisions of this Section 2.16 shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to Borrower or any Guarantor or Affiliate thereof (as to which the provisions of this Section 2.16 shall apply). If a Lender fails to make an Advance with respect to a Borrowing as and when required hereunder and Borrower subsequently makes a repayment of any Advances, such repayment shall be split among the non-defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including the Defaulting Lender) has its percentage of all of the outstanding Advances and the balance of such repayment shall be applied among Lenders in accordance with their Pro Rata Share.
     Section 2.17. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.7, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, Borrower shall, within 10 days of any written demand sent by any Lender to Borrower through Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out of pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     Section 2.18. Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender;
          (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
          (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Lender of making or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Eurodollar Rate Advance), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender , or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

     (c) Letters of Credit. If any Change in Law shall either impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or the Issuing Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Mitigation. If any Lender requests compensation under Section 2.18, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (f) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 2.19. Taxes.
     (a) Taxes Not Deducted from Payments to Lenders. All payments made by Borrower under this Agreement will be made free and clear of and without deduction for Indemnified Taxes. If Borrower is required by law to deduct any Indemnified Taxes from any sum payable to any Lender, (i) the sum payable will be increased by an amount so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19(a)) each Lender will receive an amount equal to the sum it would have received had no deductions been made, (ii) Borrower will deduct from the sum payable to each Lender an amount sufficient to pay the Taxes and pay the balance to such Lender, and (iii) Borrower will promptly pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Other Taxes. In addition, and to the fullest extent permitted by Law, Borrower agrees to pay any Other Taxes.
     (c) INDEMNIFICATION. WITHOUT DUPLICATION OF ITS OBLIGATION TO PAY INCREASED AMOUNTS PURSUANT TO SECTION 2.19(a) AND (b), AND SUBJECT TO SECTION 2.19(i), TO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS PROVIDED IN SECTION 2.19(e) BELOW, AND UNLESS THERE EXISTS A MATERIAL BREACH OF LENDERS’ REPRESENTATIONS IN THIS AGREEMENT, BORROWER WILL FOREVER INDEMNIFY ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDERS FROM AND AGAINST (I) ALL TAXES AND OTHER TAXES IMPOSED BY ANY TAXING AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 2.19 AND PAID BY ADMINISTRATIVE AGENT, ISSUING LENDER OR ANY LENDER ON BEHALF OF BORROWER AND (II) ALL LIABILITIES (INCLUDING PENALTIES, INTEREST AND REASONABLE ATTORNEYS FEES, EXPENSES AND DISBURSEMENTS) ARISING FROM OR RELATED TO THOSE TAXES AND OTHER TAXES WITHOUT REGARD TO WHETHER THOSE TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED. BORROWER WILL MAKE ANY PAYMENTS REQUIRED UNDER THIS SECTION 2.19(c) WITHIN 30 DAYS AFTER THE ADMINISTRATIVE AGENT OR ANY LENDER DELIVERS A WRITTEN NOTICE TO BORROWER THAT (X) IDENTIFIES THE RELEVANT GOVERNMENTAL AUTHORITY AND THE AMOUNT OF THE TAX OR OTHER TAX IMPOSED, (Y) STATES WITH REASONABLE SPECIFICITY THE BASIS FOR THAT TAX OR OTHER TAX, AND (Z) CERTIFIES THAT ADMINISTRATIVE AGENT OR SUCH LENDER HAS PAID THE TAX OR OTHER TAX IMPOSED. THE INDEMNIFICATION OBLIGATIONS OF BORROWER UNDER THIS SECTION 2.19(C) WILL SURVIVE THE REPAYMENT OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.
     (d) Certification of Tax Status By Any Lender. Each Lender will promptly (i) execute and deliver to Borrower a duly completed copy of United States Internal Revenue Service Form W 8BEN, W-81MY or W-8ECI (as applicable), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to Borrower a United States Internal Revenue Service Form W-8 or W-9 (as applicable) and certify that such Lender is entitled to an exemption from United States backup withholding tax. Each Lender further agrees to deliver to Borrower (x) renewals or additional copies of such forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms delivered by it, additional forms or amendments to those forms as may be reasonably requested by Borrower. All forms or amendments described in the preceding sentence will include a certification by each Lender that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including a change in applicable law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrower in writing that such Lender is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (e) Certain Events Not Entitled to Indemnification. For any period during which any Lender has failed to provide Borrower with an appropriate form pursuant to Section 2.19(d) above (and unless the failure is due to a change in applicable law or a change in the interpretation or administration of any applicable law by any Governmental Authority, occurring after the date on which a form was required to be provided), such Lender will not be entitled to indemnification under this Section 2.19 with respect to Taxes imposed by the United States. If, however, a Lender becomes subject to Taxes because of its failure to deliver a form required under Section 2.19(d) above, Borrower shall take such steps as such Lender may reasonably request to assist such Lender in recovering those Taxes.
     (f) Documentation of Exemptions. If any Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under any Loan Document pursuant to applicable law of any relevant jurisdiction, such Lender will deliver to Borrower, at the time or times prescribed by applicable aw, properly completed and executed documentation required by law so as to permit those payments to be made without withholding or at a reduced rate of withholding.
     (g) Indemnification By Lender for Certain Tax Claims. If the United States Internal Revenue Service or any other Governmental Authority asserts a claim against Borrower alleging that it did not properly withhold tax from amounts paid to or for the account of any Lender (for any reason, including because the relevant form was not delivered or was not properly completed or because such Lender failed to notify Borrower of a change in circumstances that rendered its exemption from withholding ineffective), then such Lender will indemnify Borrower from and against all amounts paid, directly or indirectly, by Borrower as tax or withholding for any tax (and including reasonable attorneys fees, expenses and disbursements together with penalties and interest imposed by Governmental Authority on amounts payable to Borrower under this subsection). The indemnification obligations of any Lender under this Section 2.19(g) will survive the repayment of the Obligations and the termination of this Agreement.
     (h) Designation of Substitute Lending Office. Each Lender will, at Borrower’s request following the occurrence of any event giving rise to the operation of this Section 2.19, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate a substitute lending office, but provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section 2.19. Nothing in this Section 2.19(h) will affect or postpone any of the obligations of Borrower or the rights of any Lender provided in this section.
     (i) Effect of Tax Refund. Each Lender will use its commercially reasonable efforts to obtain in a timely fashion any refund, deduction or credit of any Taxes or Other Taxes paid or reimbursed by Borrower pursuant to this Section 2.19. If any Lender receives a benefit in the nature of a refund, deduction or credit (including a refund in the form of a deduction from or credit against taxes that are otherwise payable by a Lender) of any Taxes or Other Taxes with respect to which Borrower have made a payment under this Section 2.19, such Lender will notify and reimburse Borrower (promptly after such Lender reasonably determines that such refund, deduction or credit has become final) to the extent of the benefit of such refund, deduction or credit, including any interest paid by the relevant Governmental Authority. Nothing in this Section 2.19 will, however, require any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) or to attempt to obtain any refund, deduction or credit (including any interest paid by the relevant Governmental Authority and received by any Lender), if any Lender determines that doing so could be inconsistent with any reporting position otherwise taken by such Lender on its tax returns.
     Section 2.20. Replacement of Lender. If any Lender requests compensation under Section 2.18(a) or Section 2.18(b), (a) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.5(c)(ii) or Section 2.16, any Lender becomes a Defaulting Lender, or (b) any Lender is a Non-Consenting Lender (any such Lender, a “Subject Lender”), then (i) in the case of a Defaulting Lender, Administrative Agent may, upon notice to the Subject Lender and Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, including a Defaulting Lender, Borrower may, upon notice to the Subject Lender and Administrative Agent and at Borrower’s sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (A) as to assignments required by Borrower, Borrower shall have paid to Administrative Agent the assignment fee specified in Section 9.6;
          (B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
          (C) in the case of any such assignment resulting from a claim for compensation under Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
          (D) such assignment does not conflict with applicable Legal Requirements; and

          (E) with respect to a Non-Consenting Lender, the proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document (including any increases to the Borrowing Base) has been Approved by the Required Lenders and such agreement, amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.20 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of Borrower or Administrative Agent replacing a Defaulting Lender as provided in this Section 2.20, Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.6.
ARTICLE III
CONDITIONS
     Section 3.1. Conditions Precedent to Initial Borrowings. The obligations of each Lender to make the initial Advance shall be subject to the conditions precedent that:
     (a) Documentation. Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to Administrative Agent, the Issuing Lender and Lenders, and, where applicable, in sufficient copies for each Lender:
          (i) this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Guaranties, the Pledge Agreement, the Security Agreements, and Mortgages encumbering at least 90% (by value) of Borrower’s Proved Reserves and associated Oil and Gas Properties in connection therewith, and each of the other Loan Documents, and all attached exhibits and schedules;
          (ii) a favorable opinion of Borrower’s and the Guarantors’ counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K covering the matters discussed in such Exhibit and such other matters as Administrative Agent may reasonably request;
          (iii) copies, certified as of the date of this Agreement by a Responsible Officer of Borrower of (A) the resolutions of the Board of Directors of Borrower approving the Loan Documents to which Borrower is a party, (B) the certificate of incorporation of Borrower, (C) the bylaws of Borrower and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, and the other Loan Documents;

          (iv) certificates of a Responsible Officer of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents to which Borrower is a party;
          (v) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;
          (vi) a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;
          (vii) appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;
          (viii) insurance certificates naming Administrative Agent as additional insured, or loss payee, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to Administrative Agent;
          (ix) the initial Independent Engineer’s Report dated effective as of a date acceptable to Administrative Agent;
          (x) certificates of good standing for Borrower and the Guarantors in each state in which each such Person is organized or qualified to do business, which certificate shall be acceptable to Administrative Agent;
          (xi) a certificate dated as of the date of this Agreement from the Responsible Officer of Borrower stating that (A) all representations and warranties of Borrower set forth in this Agreement are true and correct in all material respects as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.1 have been met;
          (xii) a list of current purchasers of Hydrocarbons produced from the Oil and Gas Properties and contact information and addresses for each purchaser;
          (xiii) such other documents, governmental certificates, agreements and lien searches as Administrative Agent may reasonably request; and

          (xiv) consent, in form and substance satisfactory to Administrative Agent, from Blackstone Minerals Company L.P. (or its appropriate Affiliate) to the Mortgage (for Oil & Gas Properties located in the State of Texas), enforcement of same and all rights and remedies granted thereunder.
     (b) Payment of Fees. On the date of this Agreement, Borrower shall have paid the fees required by Section 2.13 and all costs and expenses that have been invoiced and are payable pursuant to Section 9.4.
     (c) Delivery of Financial Statements. Administrative Agent and Lenders shall have received true and correct copies of the Financial Statements, the Interim Financial Statements and such other financial information as Administrative Agent may reasonably request.
     (d) Security Instruments. Administrative Agent shall have received all appropriate evidence required by Administrative Agent and Lenders in their sole discretion necessary to determine that Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.
     (e) Title. Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 90% of the present value of the Proved Reserves of Borrower as determined by Administrative Agent in its sole discretion.
     (f) No Default. No Default shall have occurred and be continuing.
     (g) Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct in all material respects.
     (h) Material Adverse Change. No event or circumstance that could cause a Material Adverse Change shall have occurred since December 31, 2009.
     (i) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of Administrative Agent, could reasonably be expected to result in a Material Adverse Change (other than the developments under the litigation proceedings set forth on Schedule 4.7 which have been disclosed to Administrative Agent prior to the Effective Date).
     (j) Consents, Licenses, Approvals, etc. Administrative Agent shall have received true copies (certified to be such by Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which Borrower and the Guarantors is a party, in connection with the execution, delivery, performance, validity and enforceability of this

Agreement, and the other Loan Documents. In addition, Borrower and the Guarantors shall have all such material consents, licenses and approvals required in connection with the continued operation of Borrower and the Guarantors, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material and adverse conditions on this Agreement and the actions contemplated hereby.
     (k) Hedging Arrangements. In addition to the Hydrocarbon Hedge Agreements detailed on Schedule 4.19, Borrower shall have entered into Hydrocarbon Hedge Agreements in the form of Hedge Contracts satisfactory to Administrative Agent which shall result in such term, notional amounts or volumes hedged in compliance with Schedule 3.1(k).
     (l) Repayment of Other Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all outstanding obligations owing under the JPMorgan Credit Facility shall have been paid in full and Administrative Agent shall have received a “pay-off” letter (or such other evidence) in form and substance satisfactory to Administrative Agent with respect to all such Debt; and Administrative Agent shall have received from any Person holding any Lien securing any such Debt, such UCC (or equivalent) assignment or termination statements, mortgage assignments or releases, assignments or releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as Administrative Agent shall have requested to evidence the assignment or, where applicable, the release and termination, of the Liens securing such Debt.
     (m) USA PATRIOT Act. Borrower has delivered to each Lender that is subject to the PATRIOT Act such information requested by such Lender in order to comply with the PATRIOT Act.
     (n) Deposit Accounts. As of the Effective Date of this Agreement, arrangements satisfactory to Administrative Agent shall have been made for Borrower and the Guarantors to maintain their Deposit Accounts with an Acceptable Bank pursuant to Section 6.23.
     (o) Minimum Production Report. Administrative Agent shall have received reports or other evidence satisfactory to it confirming that the minimum volume production for the month ending November 30, 2010, for all Oil and Gas Properties of Borrower, was at or above 990 MMcfe.
     (p) Bureau of Ocean Energy, Management, Regulation and Enforcement. (A) All Bureau of Ocean Energy, Management, Regulation and Enforcement (“BOEM”) bonds for environmental liabilities shall have been funded to Administrative Agent’s satisfaction, and (B) Borrower shall have provided all documentation and taken all steps necessary and sufficient such that Administrative Agent or a designee of Administrative Agent will be included as a signatory on the signatory qualification card on file with the BOEM and any corresponding instrument with any applicable state regulatory body; provided, however, when Administrative Agent or its designee becomes such signatory, Administrative Agent or its designee shall only be able to sign BOEM or applicable state regulatory authority documents on behalf of Borrower if an Event of Default has occurred and is continuing.

     (q) Post-Closing Conditions. Within thirty (30) days of the Effective Date, Borrower shall deliver to Administrative Agent :
          (i) an environmental review by an environmental consultant satisfactory to Administrative Agent covering the Oil and Gas Properties included in the Borrowing Base pursuant to Section 2.2(b); such review to be in form and content satisfactory to Administrative Agent. Borrower shall fully cooperate with Administrative Agent and the environmental consultant in the preparation and delivery of such environmental review; and
          (ii) Borrower shall have entered into Hydrocarbon Hedge Agreements in the form of Hedge Contracts satisfactory to Administrative Agent which shall result in such term, notional amounts or volumes hedged in compliance with Schedule 3.1(q)(ii).
     Section 3.2. Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit:
     (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):
          (i) the representations and warranties contained in Article IV and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date; and
          (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and
     (b) Administrative Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Lender as a result of circumstances occurring after the date of this Agreement, as Administrative Agent may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants as follows:
     Section 4.1. Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Borrower is in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change. Each Guarantor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and, except where the failure to be in good standing could reasonably be expected to result in a Material Adverse Change, is in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. As of the date hereof, Borrower has no Subsidiaries other than those identified in Schedule 4.1.
     Section 4.2. Power. The execution, delivery, and performance by Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) Borrower’s or any Guarantor’s certificate or articles of incorporation, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.3. Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by Borrower of this Agreement, the Notes, or the other Loan Documents to which Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (a) the filing of UCC-1 financing statements and Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect.
     Section 4.4. Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by the Guarantors. Each Loan Document is the legal, valid, and binding obligation of Borrower and each Guarantor which is a party to it enforceable against Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar law affecting creditors’ rights generally and by general principles of equity.

     Section 4.5. Financial Statements.
     (a) Borrower has delivered to Administrative Agent and Lender copies of the Financial Statements and the Interim Financial Statements, and the Financial Statements and the Interim Financial Statements present fairly in all material respects the financial position of Borrower and its consolidated Subsidiaries for their respective period in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the Interim Financial Statements. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of Borrower or any Guarantor, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.
     (b) Since December 31, 2009, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.
     (c) As of the date hereof and after giving effect to the payment in full of the obligations outstanding under the JPMorgan Credit Facility, Borrower and the Guarantors have no Debt other than the Debt listed on Schedule 4.5.
     Section 4.6. True and Complete Disclosure. All factual information (excluding estimates, projections and proforma financial information) heretofore or contemporaneously furnished by or on behalf of Borrower or any of the Guarantors in writing to any Lender or Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of Borrower and the Guarantors in writing to Administrative Agent or any of the Lenders was or shall be, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     Section 4.7. Litigation; Compliance with Laws.
     (a) There is no pending or, to the knowledge of Borrower, threatened action or proceeding affecting Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Schedule 4.7 or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. As of the Effective Date, there is no pending or, to the knowledge of Borrower, threatened action or proceeding instituted against Borrower or any of the Guarantors which seeks to adjudicate Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

     (b) Borrower and the Guarantors have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
     Section 4.8. Use of Proceeds. The proceeds of the Advances will be used by Borrower for the purposes described in Section 5.9. Neither Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 4.9. Investment Company Act. Neither Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10. Taxes.
     (a) Reports and Payments. All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements and the Interim Financial Statements, or (ii) Taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.
     (b) Taxes Definition. “Taxes” in this Section 4.10 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).
     (c) Returns Definition. “Returns” in this Section 4.10 shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.
     Section 4.11. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan,

and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event under Section 4043 of ERISA and the regulations issued thereunder has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, Borrower has no reason to believe that the annual cost during the term of this Agreement to Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
     Section 4.12. Condition of Property; Casualties. Each of Borrower and the Guarantors has good and defensible title to, or valid leasehold interest in, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. Each of Borrower and the Guarantors has good title to, or valid leasehold interest in, all of its other material Properties, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of Borrower and each of the Guarantors are in good repair, working order and condition, normal wear and tear excepted. Since December 31, 2009, neither the business nor the material Properties of Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.
     Section 4.13. No Burdensome Restrictions; No Defaults.
     (a) Other than those identified on Schedule 4.13(a), neither Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither Borrower nor any of the Guarantors is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which Borrower or any Guarantor is a party. Neither Borrower nor any of the Guarantors has received any notice of default under any material contract, agreement, lease, or other instrument to which Borrower or such Guarantor is a party a copy of which has not been delivered to Administrative Agent.

     (b) No Default has occurred and is continuing.
     Section 4.14. Environmental Condition.
     (a) Permits, Etc. Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual, pending or to Borrower’s knowledge, threatened Environmental Claim, that could reasonably be expected to cause a Material Adverse Change.
     (b) Certain Liabilities. To Borrower’s knowledge, none of the present or previously owned or operated Property of Borrower or any Guarantor or of any of their former wholly-owned Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, or its state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by Borrower or the Guarantors on any of their presently or formerly owned, leased or operated Property and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by Borrower or any of the Guarantors that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.
     Section 4.15. Permits, Licenses, Etc. Borrower and the Guarantors possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business. Borrower and the Guarantors manage and operate their business in all material respects in accordance with all applicable Legal Requirements and prudent industry practices.
     Section 4.16. Gas Contracts. Neither Borrower nor any of the Guarantors, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of Borrower’s Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.
     Section 4.17. Liens; Titles, Leases, Etc. None of the Property of Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. Other than as set forth on Schedule 4.17 and to the extent such could not reasonably be expected to cause a Material Adverse Change, (i) all leases and agreements for the conduct of business of Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by Borrower or any Guarantor, or to Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements. Neither Borrower nor any Guarantor is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.
     Section 4.18. Solvency and Insurance. Before and after giving effect to the making of the initial Advances (or deemed issuance thereof under Section 2.1(c)), the Borrower is Solvent and the Borrower and Guarantors are Solvent on a consolidated basis. Furthermore, each of Borrower and the Guarantors carry insurance required under Section 5.2.
     Section 4.19. Hedging Agreements. Schedule 4.19 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedge Contracts of Borrower, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.
     Section 4.20. Material Agreements. Schedule 4.20 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.19) providing for, evidencing, securing or otherwise relating to any Debt of Borrower or any the Guarantors, and all obligations of Borrower or any of the Guarantors to issuers of surety or appeal bonds issued for account of Borrower or any such Guarantor, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.20 is a complete and correct list, as of the date of this Agreement, of all material agreements (other than Hedge Contracts) of Borrower and the Guarantors relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 6 months or (b) provides for liabilities of Borrower and the Guarantors in excess of $500,000 over any 12 month period. To the extent requested, Borrower has heretofore delivered to Administrative Agent and Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

     Section 4.21. Other Notes. Borrower and its Affiliates and Subsidiaries are in compliance with the terms and conditions of, and are not in default under, the Convertible Notes Documents and the Senior Unsecured Notes Documents.
     Section 4.22. JPMorgan Credit Facility. Except as provided in the JPMorgan Loan Documents, Borrower has not altered or modified, or approved any alteration or modifications of the JPMorgan Notes or other JPMorgan Loan Documents. To Borrower’s knowledge, none of the JPMorgan Notes nor any of the JPMorgan Loan Documents are subject to any dispute, right of rescission, setoff, counterclaim or defense of any kind held by any party to the JPMorgan Notes or the JPMorgan Loan Documents. Neither Borrower nor any other obligor under the JPMorgan Credit Facility has been released in whole or in part by any other party to the JPMorgan Credit Facility that is not otherwise reflected in the JPMorgan Loan Documents.
     Section 4.23. Liquidity Position. As of the Effective Date and after giving effect to all Advances made on the Effective Date under the Revolving Loan, Schedule 4.23 sets forth a true and correct statement of Borrower’s liquidity position and credit availability.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants.
     Section 5.1. Compliance with Laws, Etc. Borrower shall comply, and cause each of the Guarantors to comply, in all material respects with all applicable Legal Requirements. Without limiting the generality and coverage of the foregoing, Borrower shall comply, and shall cause each of the Guarantors to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which Borrower, or any of the Guarantors do business except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Change. Without limitation of the foregoing, Borrower shall, and shall cause each of the Guarantors to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant Administrative Agent an Acceptable Security Interest in at least 90% by value (or if an Event of Default exists and is continuing, at least 100% by value at the request of Administrative Agent) of the Proved Reserves attributable to Borrower’s and the Guarantors’ Oil and Gas Properties.
     Section 5.2. Maintenance of Insurance.
     (a) Borrower shall, and shall cause each of the Guarantors to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations reasonably satisfactory to

Administrative Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by Administrative Agent.
     (b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by Administrative Agent upon its request. All policies of insurance shall either have attached thereto a “Lender’s loss payable endorsement” for the benefit of Administrative Agent, as loss payee in form reasonably satisfactory to Administrative Agent or shall name Administrative Agent as an additional insured, as applicable. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of Borrower, or a Guarantor or any party holding under Borrower or a Guarantor which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against Borrower and the Guarantors. All such policies shall contain a provision that notwithstanding any contrary agreements between Borrower, the Guarantors, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to Administrative Agent. In the event that, notwithstanding the “Lender’s loss payable endorsement” requirement of this Section 5.2, the proceeds of any insurance policy described above are paid to Borrower or a Guarantor, to the extent not used, to repair or replace such assets, Borrower shall deliver such proceeds to Administrative Agent immediately upon receipt.
     Section 5.3. Preservation of Corporate Existence, Etc. Borrower shall preserve and maintain, and, except as otherwise permitted herein, cause each the Guarantors to preserve and maintain, its corporate existence, rights, franchises, and privileges in the jurisdiction of its formation and qualify and remain qualified, and cause each such Guarantor to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
     Section 5.4. Payment of Taxes, Etc. Borrower shall pay and discharge, and cause each of the Guarantors to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien (other than Permitted Liens) upon its Property; provided, however, that neither Borrower nor any such Guarantor shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.
     Section 5.5. Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, Borrower shall, and shall cause the Guarantors to, permit (a) Administrative Agent or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, Borrower and any such Guarantor, and (b) Administrative Agent and any Lender or any of their respective agents or representatives thereof to discuss the affairs, finances and accounts of Borrower and any such Guarantor with any of their respective officers or directors.
     Section 5.6. Reporting Requirements. Borrower shall furnish to Administrative Agent and each Lender:
     (a) Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of Borrower and its consolidated Subsidiaries, commencing with the fiscal year ending December 31, 2010, (i) a copy of the annual audit report for such year for Borrower and its consolidated Subsidiaries, including therein Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by an independent certified public accountants of national standing reasonably acceptable to Administrative Agent and including any management letters delivered by such accountants to Borrower or any Guarantor in connection with such audit, (ii) any management letters delivered by such accountants to Borrower, (iii) a consolidating balance sheet and statement of operations of Borrower together with the Guarantors, and (iv) a Compliance Certificate executed by a Responsible Officer of Borrower.
     (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and its consolidated Subsidiaries, (i) commencing with the fiscal quarter ending March 31, 2011, the unaudited balance sheet and the statements of income, cash flows, and retained earnings of each such Person for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year end audit adjustments) by a Responsible Officer of Borrower as having been prepared in accordance with GAAP, (ii) a consolidating balance sheet and statement of operations of Borrower together with Guarantors, and (iii) a Compliance Certificate executed by the Responsible Officer of Borrower.
     (c) Oil and Gas Reserve Reports.
          (i) As soon as available but in any event on or before April 1 of each year thereafter, an Independent Engineering Report dated effective as of the immediately preceding January 1st;
          (ii) As soon as available but in any event on or before October 1 of each year an Internal Engineering Report dated effective as of the immediately preceding July 1st;
          (iii) Such other information as may be reasonably requested by Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;
          (iv) With the delivery of each Engineering Report, a certificate from a Responsible Officer of Borrower certifying that, to his knowledge and in all material respects:

(A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require Borrower to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (E) attached to the certificate is a list of all Persons disbursing proceeds to Borrower from its Oil and Gas Properties, and (F) except as set forth on a schedule attached to the certificate, at least 90% (by value) of the Proved Reserves (and associated Oil and Gas Properties) evaluated by such Engineering Report are pledged as Collateral for the Obligations.
     (d) Property Operating Statement. Beginning on the twenty-fifth (25th) day of the month immediately following the first Advance under the Term Loan and continuing thereafter, within twenty-five (25) days after the end of each calendar month ( such month being the “Reported Month”), a POS including:
          (i) attachments prepared by Borrower detailing (A) Sales Volumes associated with cash payments received during the Reported Month, (B) all cash payments received during the Reported Month in respect of the Properties, and (C) Borrower’s aged accounts payable at the end of the Reported Month, and accompanied by a certification of a Responsible Officer, dated as of the date on which Administrative Agent receives the POS, and certifying that, to the knowledge of the Responsible Officer, no Default exists under any of the Loan Documents; and
          (ii) a list of invoices paid or to be paid by Borrower to any Person (other than Administrative Agent) from the revenues described in the preceding Section 5.6(d)(i)(B) and such other information that Administrative Agent requests from time to time.
     (e) Production and Hedging Reports. As soon as available and in any event within 45 days after the end of each quarter, commencing with the quarter ending December 31, 2010, a report certified by a Responsible Officer of Borrower in form and substance satisfactory to Administrative Agent prepared by Borrower (i) covering each of the Oil and Gas Properties of Borrower and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of Borrower’s Oil and Gas Properties during each such quarter, (ii) setting forth a true and complete list of all Hedge Contracts of Borrower and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement; provided that, such required listing shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement; and (iii) certifying Borrower’s compliance with Section 5.12;
     (f) Updated Development Plan. Contemporaneous with the delivery of each Reserve Report bearing an effective date as of January 1st of any year, Borrower will prepare and deliver to Administrative Agent a revised, proposed Development Plan covering at least the next twelve (12) months and setting forth all capital expenditure development projects proposed for that period, the anticipated timing of those projects, the net cost of each of those projects to Borrower and any other information that Administrative Agent may request. Each proposed modification to the Development Plan will be subject to the Approval of Administrative Agent, and Borrower acknowledges that Administrative Agent is not required to Approve any proposed modification to the Development Plan. Until Administrative Agent has Approved a revised Development Plan, the most recent Approved Development Plan (and all AFEs Approved in connection with that most recently Approved Development Plan) will remain in effect.
     (g) Defaults. As soon as possible and in any event within three Business Days after (i) the occurrence of any Default or (ii) the occurrence of a default under any instrument or document evidencing Debt of Borrower or any Guarantor, which obligation underlying such Debt does not exceed a total potential obligation to Borrower or such Guarantor of $500,000 in the aggregate, in each case known to any Responsible Officer of Borrower or any of the Guarantors which is continuing on the date of such statement, a statement of a Responsible Officer of Borrower setting forth the details of such Default or default, as applicable, and the actions which Borrower or such Guarantor has taken and proposes to take with respect thereto;
     (h) Termination Events. As soon as possible and in any event (i) within 30 days after Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of Borrower describing such Termination Event and the action, if any, which Borrower or such Affiliate proposes to take with respect thereto;
     (i) Termination of Plans. Promptly and in any event within two Business Days after receipt thereof by Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (j) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (k) Environmental Notices. Promptly upon the receipt thereof by Borrower or any of the Guarantors, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of Borrower or any Guarantor or any of their former wholly-owned Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with Borrower or any Guarantor or their former wholly-owned Subsidiaries, or any of their leased or owned Property, wherever located;
     (l) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by Borrower or any Guarantor, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;
     (m) Material Changes. Prompt written notice of any condition or event of which Borrower has knowledge, which condition or event (i) has resulted or could reasonably be expected to result in a Material Adverse Change or (ii) has resulted in a breach of or noncompliance with any material term, condition, or covenant of any material contract to which Borrower or any of the Guarantors is a party or by which they or their Properties is bound;
     (n) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes pending, or to the knowledge of Borrower threatened, or affecting Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which Borrower or any of the Guarantors has knowledge resulting in or reasonably considered to be likely to result in a strike against Borrower or any of the Guarantors and (ii) with the exception of any claim listed on Schedule 5.6(n), any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of Borrower or any Guarantor if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $500,000;
     (o) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to Borrower or any Guarantor by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower and the Guarantors, and a copy of any response by Borrower or any Guarantor, or the Board of Directors (or other applicable governing body) of Borrower or any Guarantor, to such letter or report;
     (p) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to Lenders pursuant to any other provision of this Section 5.6;
     (q) USA PATRIOT Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

     (r) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of Borrower or any of the Guarantors, as Administrative Agent may from time to time reasonably request.
     Section 5.7. Maintenance of Property. Borrower shall, and shall cause each of the Guarantors to, maintain their owned or leased Property in good condition and repair, normal wear and tear excepted and maintain their operated Property, as a reasonably prudent operator would, in good condition and repair, normal wear and tear excepted; provided that no item of equipment needs to be repaired, renewed, replaced, or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of Borrower; and, further Borrower shall abstain, and cause each of the Guarantors to abstain from, knowingly or willfully permitting the Release of any Hazardous Material in, on or about the owned, leased or operated Property except in compliance with Applicable Environmental Law, the Release of which could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.
     Section 5.8. Agreement to Pledge. Borrower shall, and shall cause each Guarantor to, grant to Administrative Agent an Acceptable Security Interest in any Property of Borrower or any Guarantor now owned or hereafter acquired promptly after receipt of a written request from Administrative Agent.
     Section 5.9. Use of Proceeds. Borrower shall use the proceeds of the Advances (a) to repay the JPMorgan Credit Facility, (b) to explore, develop, operate and acquire Oil and Gas Properties, (c) to pay any and all fees due and payable pursuant to or in accordance with this Agreement, and (d) for general corporate purposes, including working capital needs. Borrower shall use the Letters of Credit for general corporate purposes.
     Section 5.10. Title Evidence and Opinions. Borrower shall from time to time upon the reasonable request of Administrative Agent, take such actions and execute and deliver such documents and instruments as Administrative Agent shall require to ensure that Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to Administrative Agent in its sole discretion and shall include information regarding the before payout and after payout ownership interests held by Borrower and the Guarantors, for all wells located on the Oil and Gas Properties, covering at least 90% of the present value of the Proved Reserves of Borrower as determined by Administrative Agent.
     Section 5.11. Further Assurances; Cure of Title Defects. Borrower shall, and shall cause each Guarantor to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. Borrower hereby authorizes Administrative Agent to file any financing statements without the signature of Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. Borrower at its expense will, and will cause each Guarantor to, promptly execute and deliver to Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of Borrower or any Guarantor, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 30 days after (a) a request by Administrative Agent or Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by Administrative Agent that Borrower has failed to comply with Section 5.10, Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to Administrative Agent in its reasonable business judgment as to Borrower’s and the Guarantors’ ownership of such Oil and Gas Properties and Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.
     Section 5.12. Hedging Arrangements. Borrower shall maintain each Hydrocarbon Hedge Agreement described in Schedule 4.19 and required by Sections 3.1(k) and 3.1(q)(ii), and each other BB Hedge until the stated maturity of such Hydrocarbon Hedge Agreement; provided that for any Hedge Contracts not described in Schedule 4.19 and not required by Sections 3.1(k) and 3.1(q)(ii), Borrower may modify, amend, assign, unwind, novate or terminate any such Hedge Contract so long as (a) Borrower has provided at least five Business Days prior written notice thereof (or such shorter notice as may be accepted by Administrative Agent) to Administrative Agent in order for Administrative Agent to determine the Net Hedge Value, if any, resulting from such modification, amendment, novation, or termination, (b) the net cash proceeds, if any, received by Borrower in connection therewith are applied to the extent necessary to cure any Borrowing Base deficiency, if any, resulting as a result of Section 2.7(e), (c) the sum of (i) the aggregate Net Hedge Value of all such transactions occurring between consecutive scheduled redeterminations of the Borrowing (the “6-Month Period”) plus (ii) the aggregate fair market value of Oil and Gas Properties subject to Dispositions consummated in such applicable 6-Month Period, shall not exceed 5% of the then effective Borrowing Base, and (d) no more than one such series of hedge transactions may be consummated during any applicable 6-Month Period.
     Section 5.13. Leases; Development and Maintenance. Borrower shall (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of Borrower (except where the amount thereof is being contested in good faith by appropriate proceedings and except where the non-payment or non-performance of which could not reasonably be expected to result in a diminution in the aggregate value of Borrower’s Oil and Gas Properties by more than 1%), (b) in all material respects, do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of Borrower pertain in a prudent manner consistent with industry standard practices.
     Section 5.14. Pledge of Equity in Delta Oilfield Tank Company, LLC. In the event that Borrower and Pro-Tech Enterprises LLC do not consummate the transaction contemplated by that certain non-binding letter of intent between Borrower and Pro-Tech Enterprises LLC dated July 2, 2010, by January 30, 2011, then Borrower shall grant to Administrative Agent, for the ratable benefit of Lenders, a first priority security interest in all of the issued and outstanding Equity Interest of Borrower in Delta Oilfield Tank Company, LLC. In such event, Borrower and Delta Oilfield Tank Company, LLC shall execute and deliver to Administrative Agent a Pledge Agreement on or before February 4, 2011.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.
     Section 6.1. Liens, Etc. Borrower shall not create, assume, incur, or suffer to exist, or permit any of the Guarantors to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that Borrower and the Guarantors may create, incur, assume, or suffer to exist:
     (a) Liens granted pursuant to the Security Instruments and securing the Obligations;
     (b) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by Borrower or any of the Guarantors in the ordinary course of business prior to or at the time of Borrower’s or such Guarantor’s acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of Borrower and the Guarantors, and (iii) is not increased in amount;
     (c) Liens for taxes, assessments, or other governmental charges or levies not yet due or not yet delinquent or, if delinquent, that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;
     (d) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

     (e) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the Net Revenue Interests and Working Interests of Borrower set forth in any Reserve Report warranted in the Security Instruments or in this Agreement;
     (f) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of Borrower;
     (g) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by Borrower, or any Guarantor, in the ordinary course of business provided that (i) such Liens are taken into account in computing the Net Revenue Interests and Working Interests of Borrower set forth in any Reserve Report warranted in the Security Instruments or this Agreement, (ii) such Liens do not secure borrowed money, (iii) such Liens secure amounts that are not yet due, or not yet delinquent, or if delinquent, are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor and (iv) such Liens are limited to the Properties that are the subject of such agreements;
     (h) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Guarantor or materially detract from the value or use of the Property to which they apply, and
     (i) until the Acquisition Letters of Credit are cancelled, terminated and/or released, the Lien encumbering the Collateral (as defined in the Cash Collateral Agreement) granted by Borrower to JPMorgan Chase Bank, N.A., as collateral agent under the Cash Collateral Agreement pursuant to the terms of the Cash Collateral Agreement; and
     (j) Liens on cash collateral securing Debt permitted under Section 6.2(b); provided that such cash collateral does not exceed $1,500,000 in the aggregate at any time.
     Section 6.2. Debts, Guaranties, and Other Obligations. Borrower shall not, and shall not permit any of the Guarantors to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
     (a) Debt of Borrower and the Guarantors under the Loan Documents;
     (b) Debt set forth on Schedule 4.5;
     (c) Debt secured by the Liens permitted under Section 6.1(b) and any renewal, refinancing or extension of such Debt; provided that (i) no Lien existing at the time of such renewal, refinancing or extension shall be extended to cover any property not already subject to such Lien, (ii) the principal amount of any Debt renewed, refinanced or extended shall not exceed the amount of such Debt outstanding immediately prior to such renewal, refinancing or extension; and (iii) in any event, the aggregate amount of such Debt at any time shall not exceed $500,000;
     (d) Debt under Hydrocarbon Hedge Agreements which are not prohibited by the terms of Section 6.15; provided that (i) such Debt shall not be secured, other than such Debt owing to Hedge Counterparties which are secured under the Loan Documents, (ii) such Debt shall not obligate Borrower or any of the Guarantors to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) such Debt shall not include any deferred premium payments associated with such Hedge Contracts;
     (e) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;
     (f) Debt of Borrower or any Guarantor owing to Borrower or to any other Guarantor; provided that such Debt is subordinated to the Obligations on terms acceptable to Administrative Agent in its sole discretion;
     (g) Debt evidenced by letters of credit, surety bonds and other credit assurances and similar obligations of a like nature; provided that the then maximum obligations owing with respect to such Debt shall not exceed $1,500,000 in the aggregate at any time and such obligations were cash-collateralized by Borrower or the applicable Guarantor at the time the obligations were created ; and
     (h) Other unsecured Debt in an aggregate amount outstanding at any time not to exceed $500,000.
     Section 6.3. Agreements Restricting Liens and Distributions. Borrower shall not, nor shall it permit any of the Guarantors to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement or Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Guarantor from paying dividends to Borrower, or which requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to customary restrictions imposed on the granting, conveying, creation or imposition of any Lien on any Property of Borrower or the Guarantors imposed by any contract, agreement or understanding related to the Liens permitted under Section 6.1(b) so long as such restriction only applies to the Property permitted under such clause to be encumbered by such Liens.
     Section 6.4. Merger or Consolidation; Asset Sales. Borrower shall not, nor shall it permit any of the Guarantors to:
     (a) merge or consolidate with or into any other Person; provided that Borrower or any Guarantor may merge or may be consolidated into Borrower or any Guarantor if Borrower or such Guarantor is the surviving entity and Borrower may merge or consolidated with any other

Person so long as Borrower or such Guarantor is the surviving Person, and, in the case of a Guarantor, a wholly owned Subsidiary of Borrower; or
     (b) make any Disposition of any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than:
          (i) the sale of Hydrocarbons or liquidation of Liquid Investments in the ordinary course of business;
          (ii) the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable value and use;
          (iii) the Disposition of Property between or among a Guarantor and Borrower or between or among Guarantors;
          (iv) the Disposition of Property which is not Oil and Gas Properties attributable to Proved Reserves and which is not Collateral or which is not otherwise required pursuant to the terms of this Agreement to be Collateral; provided, however, Borrower and the Guarantors may dispose of Property described in this Section 6.4(b)(iv) to non-Affiliates in an arm’s length transaction so long as the maximum aggregate fair market value of all such Property disposed of does not exceed $500,000 in any given calendar year.
          (v) the Disposition of Oil and Gas Properties which are attributable to Proved Reserves; provided that, (A) 100% of the consideration received in respect of such Disposition shall be cash or cash equivalents, (B) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the such Oil and Gas Properties, interest therein subject of such Disposition (as reasonably determined by the board of directors or the equivalent governing body of Borrower and, if requested by Administrative Agent, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect), and (C) the aggregate fair market value of Oil and Gas Properties attributable to Proved Reserves and subject to such Disposition consummated in the applicable 6-Month Period plus the Net Hedge Value of BB Hedges which have been novated, assigned, unwound, terminated, or amended during such 6-Month Period, shall not exceed 5% of the then effective Borrowing Base;
          (vi) farmouts of undeveloped acreage and assignments in connection with such farmouts, each with the prior Approval of Administrative Agent;
          (vii) the Disposition of the Equity Interests of Subsidiaries that are not Guarantors with the prior Approval of Administrative Agent; and
          (viii) the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction.

     Section 6.5. Restricted Payments. Borrower shall not, nor shall it permit any of the Guarantors to, make any Restricted Payments except that if (a) no Default has occurred both before and after giving effect to the making of such Restricted Payment, the Guarantors may make Restricted Payments to Borrower, (b) if no Default has occurred both before and after giving effect to the making of such Restricted Payment, any Guarantor may make Restricted Payments to any other Guarantor, and (c) Borrower may make regularly scheduled interest payments in accordance with the terms and conditions of the Convertible Notes and the Senior Unsecured Notes.
     Section 6.6. Amendment of Debt Instruments. Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, extent or restate the Convertible Notes Documents and Senior Unsecured Notes Documents without the Approval of the Administrative Agent and Required Lenders.
     Section 6.7. Investments. Borrower shall not, nor shall it permit any of the Guarantors to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of Debt of or interests in any Person or any Oil and Gas Properties or activities related to Oil and Gas Properties, except:
     (a) Liquid Investments;
     (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (c) creation of any additional Subsidiaries in compliance with Section 6.16;
     (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that, the aggregate amount of such investment shall not exceed $100,000 (other than by appreciation);
     (e) investments consisting of any deferred portion of the sales price received by Borrower or any Guarantor in connection with any sale of assets permitted hereunder;
     (f) investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that if requested by Administrative Agent, such assets are pledged as Collateral pursuant to Section 5.8;
     (g) Debt permitted under Section 6.2(h);
     (h) Hedge Contracts to the extent permitted under Section 6.15; and

     (i) other loans, advances and investments not to exceed $500,000 in the aggregate.
     Section 6.8. Affiliate Transactions. Borrower shall not, nor shall it permit any of the Guarantors to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to Borrower or the Guarantors, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.
     Section 6.9. Compliance with ERISA. Borrower shall not, nor shall it permit any of the Guarantors to, directly or indirectly, (a) engage in, or permit any Guarantor to engage in, any transaction in connection with which Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Guarantor to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower or any Controlled Group member to the PBGC; (c) fail to make, or permit any Guarantor to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower or any Controlled Group member is required to pay as contributions thereto; (d) permit to exist, or allow any Guarantor to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Guarantor to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan maintained by Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) assume an obligation to contribute to, or permit any Guarantor to assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Guarantor to acquire, an 90% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (h) incur, or permit any Guarantor to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) assume an obligation to contribute to, or permit any Guarantor to assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability; (j) amend or permit any Guarantor to amend, a Plan resulting in an increase in current liability such that Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan that could reasonably be expected to result in a Material Adverse Change.
     Section 6.10. Sale-and-Leaseback. Borrower shall not, nor shall it permit any of the Guarantors to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter Borrower or a Guarantor shall lease as lessee such Property or any part thereof or other Property which Borrower or a Guarantor intends to use for substantially the same purpose as the Property sold or transferred.
     Section 6.11. Change of Business; Accounting Change. Borrower shall not, nor shall it permit any of the Guarantors to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will Borrower or any Guarantor operate any business in any jurisdiction other than the United States. Borrower shall not, nor shall it permit any of the Guarantors to, make a change in the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of Borrower unless required to conform to GAAP or Approved in writing by Administrative Agent.
     Section 6.12. Organizational Documents, Name Change. Borrower shall not, nor shall it permit any of the Guarantors to, amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents where such amendment, supplement, modification or restatement could have an adverse effect on Lenders as determined by Administrative Agent in its sole reasonable discretion, or amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to, and prior consent of, Administrative Agent.
     Section 6.13. Use of Proceeds; Letters of Credit. Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.9. Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither Borrower nor any Person acting on behalf of Borrower has taken or shall take, nor permit any of the Guarantors to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 6.14. Gas Imbalances, Take-or-Pay or Other Prepayments. Borrower shall not, nor shall it permit any of the Guarantors to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of Borrower or any Guarantor which would require Borrower or any Guarantor to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in Borrower or any Guarantor having net aggregate liability in excess of $100,000.

     Section 6.15. Hedging Requirements. Other than the Hedge Contracts required to be entered into and maintained pursuant to Sections 3.1(k), 3.1(q)(ii) and 5.12 and as set forth on Schedule 4.19, Borrower shall not, nor shall it permit any of the Guarantors to,
     (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or similar hedge arrangement for speculative purposes, or
     (b) be party to or otherwise enter into any Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Borrower’s operations, (ii) covers notional volumes in excess of 80% of the anticipated production of gas volumes during the period such hedge arrangement is in effect or covers notional volumes in excess of 80% of the anticipated production of oil volumes during the period such hedge arrangement is in effect, in either case, attributable to “proved, developed and producing” Proved Reserves of Borrower as reflected in the most recently delivered Engineering Report under Section 2.2(b) or covers notional volumes in excess of 80% of the anticipated production of natural gas liquids volumes during the period such hedge arrangement is in effect, in each case, attributable to “proved, developed and producing” Proved Reserves of Borrower as reflected in the most recently delivered Engineering Report under Section 2.2(b) or (c); provided, however, that (A) with regard to a “costless collar” that involves the purchase of a put and the sale of a call for the same volumes and dates and commodities, only the volumes associated with the put or the call (but not both) will be included in calculating the 80% threshold, and (B) the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps, or (iii) is longer than five years in duration from the date such Hedge Contract is entered into.
     Section 6.16. Additional Subsidiaries. Borrower shall not, nor shall it permit any of the Guarantors to, create or acquire any additional Subsidiaries without (a) such new Subsidiary executing and delivering to Administrative Agent, at its request, a Guaranty, a Pledge Agreement, a Security Agreement and a Mortgage, and such other Security Instruments as Administrative Agent or the Required Lenders may reasonably request, and (b) the delivery by Borrower of any certificates, opinions of counsel, title opinions or other documents as Administrative Agent may reasonably request; provided that, in any event, no Subsidiary may be created or acquired if a Default has occurred and is continuing before, or a Default would arise after, giving effect to such creation or acquisition of the new Subsidiary.
     Section 6.17. Account Payables. Borrower shall not, nor shall it permit any of the Guarantors to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days following receipt of the invoice covering such payable (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).
     Section 6.18. Current Ratio. As of each fiscal quarter end beginning with the fiscal quarter ending December 31, 2010, Borrower and Guarantors shall not permit the ratio of (a) their combined current assets to (b) their combined current liabilities, to be less 1.00 to 1.00. For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, (A) the

Borrowing Base then in effect less the sum of (x) the aggregate outstanding principal amount of all Advances under the Revolving Loan plus (y) the Letter of Credit Exposure at such time, and (B) amounts available for funding pursuant to Section 2.3(a), but shall exclude any current non-cash assets described in or calculated pursuant to the requirements of FASB 133 and 143 (or any successor GAAP which serves to amend, supplement or replace FASB Statements 133 and 143), each as amended, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long-term Debt existing under this Agreement, the Senior Unsecured Notes and the Convertible Notes, and any current non-cash liabilities described in or calculated pursuant to the requirements of FASB 133 and 143 (or any successor GAAP which serves to amend, supplement or replace FASB Statements 133 and 143), each as amended.
     Section 6.19. Minimum Quarterly Net Operating Cash Flow. As of each fiscal quarter end beginning with the fiscal quarter ending December 31, 2010, Borrower and Guarantors shall maintain a combined Quarterly Net Operating Cash Flow of at least $8,600,000 per fiscal quarter.
     Section 6.20. Maximum Quarterly G&A Expenses. As of each fiscal quarter end beginning with the fiscal quarter ending December 31, 2010, Borrower and Guarantors shall not permit their combined G&A Expenses (excluding (a) any loan or attorneys’ fees required for or payable in connection with the closing of this Agreement and all Loan Documents, and (b)any advisory fees paid or accrued to Macquarie Capital (USA) Inc, on or after closing) to exceed $5,000,000 per fiscal quarter.
     Section 6.21. Prepayments of Debt. Borrower shall not, nor shall it permit any of the Guarantors to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Advances in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Debt permitted under Section 6.2, and (c) so long as no Event of Default exists or would result therefrom, other prepayments of Debt permitted under Section 6.2.
     Section 6.22. Equity Issuance. Borrower shall not, nor shall it permit any of the Guarantors to, issue any preferred, convertible equity securities or other Equity Interests other than common Equity Interests of Borrower.
     Section 6.23. Deposit Accounts. Borrower shall not, nor shall it permit any of the Guarantors to, open or maintain any Deposit Accounts except for:
     (a) Deposit Accounts set forth on Schedule 6.23,
     (b) Deposit Accounts which are subject to account control agreements reasonably acceptable in form and substance to Administrative Agent, and
     (c) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrower; the aggregate balance of all such Deposit Accounts permitted under this Section 6.23(c) may not, at any time, exceed $100,000; provided, however, if such the aggregate amount in such accounts exceeds $100,000, Borrower shall not be in default of this Section 6.23 as long as Borrower transfers within five (5) Business

Days any amounts in excess of $100,000 to an account subject to account control agreements reasonably acceptable in form and substance to Administrative Agent.
     Section 6.24. Support of Subsidiaries. Borrower shall not provide any direct or indirect financial support to any of its Subsidiaries which are not Guarantors; provided, however, this Section 6.24 shall not prohibit the sales of goods and services from such Subsidiaries to Borrower in the ordinary course of business, consistent with past practice and on an arm’s length basis.
ARTICLE VII
EVENTS OF DEFAULT; REMEDIES
     Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
     (a) Payment. Borrower shall fail to pay, within 3 Business Days, when due any (i) principal payable hereunder or under the Notes or (ii) other amounts (including interest, fees, reimbursements, and indemnifications) payable hereunder, under the Notes, or under any other Loan Document;
     (b) Representation and Warranties. Any representation or warranty made or deemed to be made by Borrower or any Guarantor (or any of their respective officers) in this Agreement or in any other Loan Document, or by Borrower or any Guarantor (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;
     (c) Covenant Breaches. Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in this Agreement (except for payment default described in Section 7.1(a) above) or in any other Loan Document;
     (d) Cross Defaults. (i) Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $500,000 individually or when aggregated with all such Debt of Borrower or any Guarantor so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default, termination event or additional termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $500,000 individually or when aggregated with all such Debt of Borrower or any Guarantor so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt in a principal amount of at least $500,000 individually or when aggregated with all such Debt of Borrower or any Guarantor shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this Section 7.1(d), the “principal amount” of the obligations in respect of any Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;
     (e) Insolvency. Borrower or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any Guarantor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against Borrower or any such Guarantor either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or Borrower or any Guarantor shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);
     (f) Judgments. Any judgment or order for the payment of money in excess of $500,000 shall be rendered against Borrower or any Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to Borrower by Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $500,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);
     (h) Plan Withdrawals. Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $500,000.
     (i) Change in Control. Borrower shall have discontinued its usual business or a Change in Control shall have occurred;
     (j) Key Personnel. (i) Any two of the following events occur: (A) Carl Lakey ceases to be employed by Borrower on a full time basis as President and CEO of Borrower; (B) Kevin Nanke ceases to be employed by Borrower on a full time basis as Treasurer and CFO of Borrower, and (C) Daniel Taylor ceases to serve as Chairman of the Board of Directors of Borrower, and (ii) a replacement for such person reasonably acceptable to Administrative Agent is not employed by such Borrower (or, if already employed by such Borrower, reassigned) within ninety (90) days.
     (k) Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on Borrower or a Guarantor or any such Person shall so state in writing;
     (l) Security Instruments. (i) Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral in excess of $500,000.00 in the aggregate at any one time, or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by Borrower or any Guarantor;
     (m) Potential Failure of Title. The title of Borrower or any Guarantor to any of the Oil and Gas Properties subject to the Mortgages, or any material part thereof, shall become the subject matter of litigation before any Governmental Authority or arbitrator which could reasonably be expected to result in a Material Adverse Change with respect to Borrower’s or such Guarantor’s title to such Oil and Gas Properties;
     (n) Material Adverse Change. An event resulting in a Material Adverse Change shall have occurred; or
     (o) Casualty. Loss, theft, substantial damage or destruction of a material portion of the Collateral the subject of any Security Instrument and not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred;
provided that the events described in Section 7.1(b), (d), (j), (m), and (o) above will constitute an Event of Default only if the event described is not remedied by Borrower within 30 days after the earlier of (i) any officer of Borrower (or, in the case of any Subsidiary, any officer of that Subsidiary) becoming aware of the occurrence of the event and (ii) Borrower’s receipt of a notice from Administrative Agent on behalf of Lenders of the occurrence of the event.
     Section 7.2. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(e)) shall have occurred and be continuing, then, and in any such event,
     (a) Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by Borrower;
     (b) Borrower shall, on demand of Administrative Agent at the request or with the consent of the Required Lenders, deposit with Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and
     (c) Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Documents for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(e) shall occur,
     (a) (i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by Borrower;
     (b) Borrower shall deposit with Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and
     (c) Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.4. Right of Set off. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, the Issuing Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, the Issuing Lender or such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, the Notes held by Administrative Agent, the Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not Administrative Agent, the Issuing Lender or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. Administrative Agent, the Issuing Lender and each Lender agrees to promptly notify Borrower after any such set off and application made by Administrative Agent, the Issuing Lender or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of Administrative Agent, the Issuing Lender and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set off) that Administrative Agent, the Issuing Lender or such Lender may have.
     Section 7.5. Non-exclusivity of Remedies. No remedy conferred upon Administrative Agent, the Issuing Lender and Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.6. Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with Borrower or any Guarantor which secures any of the Obligations, shall be applied in the following order:
     (a) First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable law;
     (b) Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit and any obligations of Borrower or the Guarantors owing to any Hedge Counterparty under any Hedge Contract; and
     (c) Third, the remainder, if any, to Borrower, the Guarantors, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE VIII
ADMINISTRATIVE AGENT AND THE ISSUING LENDER
     Section 8.1. Authorization and Action. Each Lender, and each other Secured Party that is not party hereto by accepting the benefits of the Liens securing Obligations owing to such Secured Party, hereby appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Administrative Agent shall not be required to take any action which exposes Administrative

Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.
     Section 8.2. Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent:
     (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent;
     (b) may consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts;
     (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents;
     (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of Borrower or the Guarantors or to inspect the Property (including the books and records) of Borrower or the Guarantors;
     (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and
     (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
     Section 8.3. Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of Borrower or any such Subsidiary, all as if Administrative Agent were not an agent hereunder and without any duty to account therefor to Lenders.

     Section 8.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the Financial Statements and the Interim Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     Section 8.5. Indemnification. LENDERS SEVERALLY AGREE TO INDEMNIFY ADMINISTRATIVE AGENT AND THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ADMINISTRATIVE AGENT AND THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING ADMINISTRATIVE AGENT’S AND THE ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM ADMINISTRATIVE AGENT’S OR THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY BORROWER. To the extent that the indemnity obligations provided in this Section 8.5 are for the benefit of Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.5 until such time as such Obligations have been satisfied or terminated in full and subject to the terms of the last sentence of Section 9.9. In such event, in determining the pro rata shares under this Section 8.5, Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Hedge Counterparty if such Hedge Contracts were terminated at the time of determination.
     Section 8.6. Successor Administrative Agent and Issuing Lender. Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if no Event of Default has occurred and is continuing, the consent of Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of Lenders and Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Lender, a Lender; provided that, if Administrative Agent or Issuing Lender shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (i) in the case of any collateral security held by Administrative Agent on behalf of Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.

     Section 8.7. Collateral Matters.
     (a) Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.2 or Section 7.3) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).
     (b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Issuing Lender have been made), termination of all Hedge Contracts with Hedge Counterparties that are secured by the Liens on the Collateral (other than Hedge Contracts with any Hedge Counterparty with respect to which other arrangements satisfactory to the Hedge Counterparty and Borrower have been made; provided that, unless a Hedge Counterparty (other than the Person that may be serving as Administrative Agent) notifies Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this paragraph (b), it shall be deemed that such satisfactory arrangements have been made; provided further that, the immediately preceding proviso shall not apply unless Administrative Agent or Borrower shall have given such Hedge Counterparty written notice of such expected termination of Commitments at least 10 Business Days prior to the expected date of termination), and payment in full of all Obligations (other than Obligations arising under Hedge Contracts with any Hedge Counterparty with respect to which other arrangements satisfactory to the Hedge Counterparty and Borrower have been made; provided that, unless a Hedge Counterparty (other than the Person that may be serving as Administrative Agent) notifies Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made; provided further that, the immediately preceding proviso shall not apply unless Administrative Agent or Borrower shall have given such Hedge Counterparty written notice of such expected termination of Commitments at least 10 Business Days prior to the expected date of termination); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which Borrower or any Guarantor owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to Borrower or any Guarantor under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower or such Guarantor to be, renewed or extended; or (v) if Approved, authorized or ratified in writing by the applicable Required Lenders or all Lenders, as the case may be, as required by Section 9.1. Upon the request of Administrative Agent at any time, the Secured Parties will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.7. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).
     (c) Notwithstanding anything contained in any of the Loan Documents to the contrary, Borrower, Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, to the extent a Secured Party is not a party hereto, it agrees to the terms of this paragraph (c).
ARTICLE IX
MISCELLANEOUS
     Section 9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all Lenders, do any of the following:
     (a) waive any of the conditions specified in Section 3.1,
     (b) increase the Borrowing Base or the Commitments of Lenders,
     (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document,
     (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date,
     (e) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder or under any other Loan Document,
     (f) amend Section 2.16, Section 7.6 or this Section 9.1,
     (g) amend the definition of “Required Lenders,”
     (h) release any Guarantor from its obligations under any Guaranty other than as a result of a transaction permitted hereby,
     (i) except as permitted by Section 6.4(a), permit Borrower or any Guarantor to enter into any merger or consolidation with or into any other Person,

     (j) release any Collateral securing the Obligations, except for releases of Collateral sold as permitted by this Agreement and except for releases of Collateral as permitted under Section 6.8, or
     (k) amend the definition of “Secured Parties” or the definition of “Obligations” in this Agreement or any such corresponding terms in any other Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or the Issuing Lender in addition Lenders required above to take such action, affect the rights or duties of Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document and if a Lender ceases to be a Lender hereunder for any reason and, in connection therewith, such Lender (or its Affiliate) as a Hedge Counterparty terminates or novates any Hedge Contract secured by the Loan Documents within 10 Business Days after the date on which such Lender ceases to be a Lender hereunder, then for so long as the Obligations, if any, owing to such Hedge Counterparty in respect of such terminated or novated Hedge Contracts remain outstanding, no amendment, waiver, or consent shall, unless in writing and signed by such Hedge Counterparty (in addition to such other consents that may be required under this Section 9.1), do any of the following in any manner that would be adverse to such Hedge Counterparty from a secured party or creditor perspective: (i) amend this Section 9.1(k), (ii) amend the definition of “Secured Party” or the definition of “Obligations” in this Agreement or any such corresponding terms in any other Loan Document, or (iii) amend Section 7.6. Other than as provided in this clause (k), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedge Contracts.
     Section 9.2. Notices, Etc. All notices and other communications shall be in writing and, except as otherwise provided in this Agreement, delivered by messenger, United States certified mail, return receipt requested, facsimile or other electronic transmission, or a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, facsimile or electronically delivered, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when facsimile is completed and when confirmed by the sender’s facsimile machine confirmation, or when delivered by such messenger or courier, respectively, except that notices and communications to Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by Administrative Agent.
     Section 9.3. No Waiver; Remedies. No failure on the part of any Lender, Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.4. Costs and Expenses. Borrower shall pay (a) all reasonable out of pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) all out of pocket expenses incurred by Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     Section 9.5. Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and Administrative Agent, and when Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of Borrower, Administrative Agent, and each Lender and their respective successors and assigns, except that neither Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 9.6. Lender Assignments and Participations.
     (a) Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of Administrative Agent or an Affiliate of a Lender) shall pay to Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) Terms of Assignments. By executing and delivering an Assignment and Acceptance, Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the Guarantors or the performance or observance by Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and Interim Financial Statements referred to in Section 4.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) The Register. Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent, the Issuing Lender, and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to Borrower. Within five Business Days after its receipt of such notice, Borrower shall execute and deliver to Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.
     (e) Participations. Each Lender may sell participations to any Eligible Assignee in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) Borrower, Administrative Agent, and the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting Borrower or any Guarantor to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Commitment Termination Date. Borrower hereby agrees that participants shall have the same rights under Section 2.17, Section 2.18, Section 2.19(c), and Section 9.7 as a Lender to the extent of their respective participations.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.7. Indemnification; Waiver.
     (a) INDEMNIFICATION. BORROWER SHALL, AND DOES HEREBY INDEMNIFY, ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY BORROWER OR ANY GUARANTOR ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

HEREBY OR THEREBY, OR, IN THE CASE OF ADMINISTRATIVE AGENT (AND ANY SUB-AGENT, OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE THEREOF) THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY OF THE GUARANTORS, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER OR ANY OF THE GUARANTORS, OR ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY GUARANTOR, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.
     (b) Waiver of Damages. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 9.7(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     Section 9.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.
     Section 9.9. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of Borrower provided for in Sections 2.17, 2.18, 2.19, 9.4 and 9.7 and all of the obligations of Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.10. Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.11. Business Loans. Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.
     Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender). Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against Borrower or its Property in the courts of any other jurisdiction.
     Section 9.13. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies

Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.
     Section 9.14. WAIVER OF JURY TRIAL. BORROWER, LENDERS, THE ISSUING LENDER AND ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.15. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of this page intentionally left blank. Signature page follows.]

     EXECUTED as of the date first above written.

BORROWER: DELTA PETROLEUM CORPORATION, a Delaware corporation
By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	CFO

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT: MACQUARIE BANK LIMITED, as Administrative Agent, Issuing Lender and a Lender
By:	/s/ Vanessa Lenthall
	Name:	Vanessa Lenthall
	Title:	Division Director

By:	/s/ Robert McRobbie
	Name:	Robert McRobbie
	Title:	Division Director, Legal Risk Management

Signature Page to Credit Agreement

APPENDIX I
DEFINITIONS
     “6-Month Period” has the meaning set forth in Section 5.12.
     “Acceptable Bank” means:
     (a) a financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services, A or higher by Fitch Ratings Ltd., or A-2 or higher by Moody’s Investor Services Limited (an “A” Equivalent Rating”); or
     (b) any other financial institution Approved by Administrative Agent.
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.
     “Acquisition” means the purchase by Borrower or any of the Guarantors of any business, including the purchase of all or substantially all the associated assets or operations or of stock (or other ownership interests) of a Person (other than of a wholly-owned Subsidiary of Borrower).
     “Acquisition Letters of Credit” means, collectively, one or more letters of credit in the original stated aggregate amount of $300,000,000, issued for the account of Borrower, such letters of credit to be (a) issued by JPMorgan Chase Bank, N.A. and (b) fully cash collateralized pursuant to, and in accordance with, the Cash Collateral Agreement.
     “Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.5 of 1% and (c) the One-Month LIBOR plus 1.50%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Eurodollar Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Reference Rate, Eurodollar Rate or the Federal Funds Rate.
     “Administrative Agent” means Macquarie Bank Limited, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.6.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent or such other form provided by a Lender and acceptable to Administrative Agent.
     “Advance” means an advance by a Lender to Borrower pursuant to Section 2.1(a) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.
     “AFE” means an authorization for expenditure representing an estimate of work to be performed for a specific drilling, completion or other operation; provided that AFEs will not include COPAS overhead or other similar expenses related to Borrower’s own overhead expense.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.
     “Agreement” means this Third Amended and Restated Credit Agreement, as the same may be further amended, supplemented, restated, and otherwise modified from time to time.
     “Applicable Margin” means, with respect to any Advance, (a) during any time when an Event of Default exists, 4% per annum plus the rate per annum set forth in the appropriate intersection of the Pricing Grid for the relevant Loan and Type of such Advance, and (b) at any other time, the rate per annum set forth in the appropriate intersection of the Pricing Grid for the relevant Loan and Type of such Advance. The Applicable Margin for any Advance shall change when and as any such Event of Default commences or terminates.
     “Approval” and “Consent” mean, with respect to any consent or approval sought by Borrower and given by Administrative Agent, the writings executed by Administrative Agent that (a) authorize Borrower to take the action for which the consent or approval is sought and (b) set forth the conditions, if any, upon which the consent or approval is given by Administrative Agent. “Approve” and “Approved” have the correlative meaning.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Administrative Agent, in substantially the form of the attached Exhibit A.
     “BB Hedge” means any hedge position or Hedge Contract considered by Administrative Agent in determining the then effective Borrowing Base.
     “Borrower Sub-Account” has the meaning set forth in Section 2.12(a).
     “Borrowing” means a borrowing consisting of Advances made on the same day by Lender pursuant to Section 2.1.
     “Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.2 on account of Proved Reserves attributable to Oil and Gas Properties of Borrower subject to an Acceptable Security Interest and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to Administrative Agent and each Lender pursuant to Section 2.2.
     “Business Day” means (a) any day other than a day on which commercial banks are authorized or required to close in New York, New York, and (b) if such day relates to the making of any Advance by Administrative Agent, the making of any payment or prepayment by Borrower or the continuation of any Interest Period, each in connection with a Eurodollar Rate

Advance, any day that is both (i) a “Business Day” under the preceding clause (a) and (ii) a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Cash Collateral Account” means a cash collateral account pledged by Borrower to the Issuing Lender containing cash deposited pursuant to Section 2.7(b), Section 7.2(b), or Section 7.3(b) to be maintained with the Issuing Lender or a bank designated by Administrative Agent in accordance with Section 2.10(g).
     “Cash Collateral Agreement” means that certain Second Amended and Restated Cash Collateral Account Agreement, dated as of October 24, 2008, among Borrower, JPMorgan Chase Bank, N.A., in its individual capacity as depositary bank, as the same may hereafter be modified, amended or supplemented from time to time.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change in Control” means (a) that, for any reason (i) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than Tracinda Corporation, a Nevada corporation, and its Affiliates shall become the direct or indirect beneficial owner (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of greater than 30% of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, or (ii) Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any wholly-owned Subsidiary other than as a result of a sale of assets or merger permitted under Section 6.4, or (b) a “Change of Control” (or similar defined term) as defined in any of the Senior Unsecured Notes Documents or the Convertible Notes Documents.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Collateral” means (a) all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in Borrower’s and the Guarantors’ bank accounts.

     “Commitment” means the amount set opposite such Lender’s name on Schedule II hereof as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by Administrative Agent pursuant to Section 9.6(c), as such amount may be reduced or terminated pursuant to Section 2.6 or Article VII or otherwise under this Agreement. The aggregate amount of the Commitments on the date hereof is $100,000,000.00.
     “Commitment Fee Rate” means the per annum commitment fee rate set forth on the Pricing Grid for a Revolving Loan and Term Loan, as applicable from time to time, and calculated in accordance with Section 2.13(a).
     “Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.6 or Article VIII.
     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of Borrower.
     “Contingent Obligations” means the contingent obligations of Borrower or any Guarantor under the sureties or bonds permitted under Section 6.2(e) which are not due and owing.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.
     “Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.
     “Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5(b).
     “Convertible Notes” means Borrower’s 3 3/4% Convertible Senior Notes due 2037 issued pursuant to the Convertible Notes Indenture.
     “Convertible Notes Documents” means the Convertible Notes Indenture, the notes evidencing the Convertible Notes and any other documents related thereto, including but not limited to Subsidiary guaranties.
     “Convertible Notes Indenture” means that certain Indenture dated as of April 25, 2007 among Borrower, the Subsidiary guarantors parties thereto and U.S. Bank National Association, as trustee, as the same may be amended, supplemented or otherwise modified from time to time.
     “Credit Extensions” means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by the Issuing Lender.
     “Debt,” for any Person, means without duplication:

     (a) indebtedness of such Person for borrowed money;
     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);
     (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;
     (e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing
     (f) obligations of such Person under any Hedge Contract;
     (g) obligations of such Person owing in respect of mandatorily redeemable preferred stock or other mandatorily redeemable preferred Equity Interest of such Person;
     (h) any obligations of such Person owing in connection with any volumetric or production prepayments;
     (i) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above;
     (j) indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above secured by any Lien on or in respect of any Property of such Person; and
     (k) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
     “Debt Service Reserve Account” has the meaning assigned to such term in Section 2.12(e).
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund its Pro Rata Share of any Advance or participation in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured within three Business Days (or such longer time period accepted by Borrower and Administrative Agent), (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one

Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three Business Days (or such longer time period accepted by Administrative Agent or such other Lender, as applicable), (c) has notified Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by Administrative Agent in its sole discretion acting in good faith; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority.
     “Delta Petroleum Equity Interest” means equivalents (however designated) of stock (or any other ownership interests) of Delta Petroleum Corporation.
     “Deposit Account” shall have the meaning given to the term in the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of Texas or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.
     “Development Plan” means the comprehensive plan or plans in effect from time to time with respect to the development of the Properties of Borrower and any other expenditures that have been Approved by Administrative Agent. A Development Plan shall provide for, among other things, the location, timing and estimated costs of Wells to be drilled or recompleted.
     “Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).
     “Dollars” and “$” means lawful money of the United States of America.
     “Effective Date” means December 29, 2010.
     “Eligible Assignee” means (a) any Lender (other than a Defaulting Lender), (b) any Subsidiary or Affiliate of a Lender (other than a Defaulting Lender), and (c) any commercial bank or other financial institution (i) Approved by Administrative Agent and the Issuing Lender in their sole discretion, and (ii) unless an Event of Default has occurred and is continuing, reasonably acceptable to Borrower.
     “Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.
     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means, as to Borrower or the Guarantors, all Legal Requirements or common law theories applicable to Borrower or the Guarantors arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.
     “Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.
     “Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
     “Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “One Month LIBOR”, the rate per annum for Dollar deposits quoted by Administrative Agent as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as Administrative Agent in its reasonable discretion deems appropriate including the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if, on or before any date on which Administrative Agent is to determine the Eurodollar Base Rate:
     (i) Administrative Agent determines that adequate and fair means do not or will not exist for determining the Eurodollar Base Rate applicable to an Interest Period or, for any reason, Administrative Agent will not be able to determine the Eurodollar Base Rate for the applicable Interest Period; or

     (ii) Administrative Agent determines that the Eurodollar Base Rate determined in accordance with this Agreement does not accurately reflect the cost of funding, making or maintaining that Advance for the applicable Interest Period;
then Administrative Agent can give notice of that circumstance to Borrower (a “Market Disruption Notice”), whereupon Lenders’ obligation to make the requested Advance on the basis of the Eurodollar Base Rate will be suspended until such time as Administrative Agent notifies Borrower that the circumstances described in the Market Disruption Notice no longer exist. If Administrative Agent has issued a Market Disruption Notice, all Advances then outstanding will bear interest at a rate to be determined by Administrative Agent (and specified in a notice to Borrower) that compensates Lenders for the cost of funding (from any source that Administrative Agent may reasonably select) plus the Applicable Margin.
     “Eurodollar Rate” means for purposes of determining the rate applicable for any Interest Period with respect to any Eurodollar Rate Advance and for purposes of determining the Adjusted Reference Rate, a rate per annum determined by Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate

1.00 – Eurodollar Rate Reserve Percentage
     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.14(b).
     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 7.1.
     “Excluded Taxes” means, with respect to Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net or gross income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction where it is engaged or going business, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located or engaged or doing business, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.20), any withholding tax that is imposed on amounts payable to such Foreign

Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.19(e) and Section 2.19(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.19(a).
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Financial Statements” means the audited financial statements, including the audited consolidated balance sheet, of Borrower and its consolidated Subsidiaries, in each case, as of December 31, 2009, or December 31 of the relevant fiscal year then ended, as applicable, and the related audited consolidated statements of income, cash flow, and retained earnings of Borrower and its consolidated Subsidiaries, in each case, for the fiscal year ending December 31, 2009, or the fiscal year then ended, as applicable, copies of which have been delivered to Administrative Agent and Administrative Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “G&A Expenses” means the actual general and administrative expenses of Borrower, including capitalized general and administrative expenses, calculated in accordance with GAAP, (excluding all equity-based compensation pursuant to a plan Approved by Administrative Agent).
     “GAAP” means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing, applied on a basis consistent with the requirements of Section 1.3. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if Borrowers and Administrative Agent agree to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or IFRS, as applicable.
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantor” means each Subsidiary of Borrower executing a Guaranty and any other wholly owned Subsidiary of Borrower formed after the Effective Date of this Agreement.
     “Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor, and “Guaranties” shall mean all such guaranties collectively.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, a “Hedge Contract” shall not include any “Master Agreement” or other agreement that provides solely for the sale by Borrower or the Guarantors of physical Hydrocarbons in exchange for cash in the ordinary course of its business.

     “Hedge Counterparty” means (a) any Person that is a Lender or Affiliate of a Lender on date hereof and that is a counterparty to any Hedge Contract with Borrower or any Guarantor listed on Schedule 4.19 and (b) any counterparty to any other Hedge Contract with Borrower or any Guarantor; provided that such counterparty is a Lender or an Affiliate of a Lender at the time such Hedge Contract is entered into. For the avoidance of doubt, “Hedge Counterparty” shall not include any participant of a Lender pursuant to Section 9.6(e) other than to the extent such participant is otherwise a Lender or an Affiliate of a Lender.
     “Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.
     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Independent Engineer” means Ralph E. Davis & Associates or any other engineering firm reasonably acceptable to Administrative Agent.
     “Independent Engineering Report” means a report, in form and substance satisfactory to Administrative Agent and each of Lenders, prepared by an Independent Engineer, addressed to Administrative Agent and Lenders with respect to the Oil and Gas Properties owned by Borrower or the Guarantors (or to be acquired by Borrower or any of the Guarantors, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by Administrative Agent and Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by Administrative Agent or any Lender.
     “Interest Expense” means, for Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP, and (ii) all interests, dividends, distributions, or other payments made in respect of preferred Equity Interests.

     “Interest Hedge Agreement” means a Hedge Contract between Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between Borrower and such financial institution or the cap of the interest rate on any Debt of Borrower.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by Borrower pursuant to the provisions below and Section 2.5 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by Borrower pursuant to the provisions below and Section 2.5. The duration of each such Interest Period shall be one, two, or three months, in each case as Borrower may, upon notice received by Administrative Agent not later than 10:00 a.m. (Houston, Texas time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) Borrower may not select any Interest Period which ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.
     “Interim Financial Statements” means the unaudited financial statements of Borrower and it Subsidiaries, in each case, including the consolidated balance sheet, for the fiscal quarter ended September 30, 2010 and including therein statements of income, cash flow, and retained earnings of such Persons for the period commencing at the end of the previous year and ending with the end of the fiscal quarter then ended, copies of which have been delivered to Administrative Agent and Lenders.
     “Internal Engineering Report” means a report, in form and substance satisfactory to Administrative Agent and each Lender, prepared by Borrower and certified by a Responsible Officer of Borrower, addressed to Administrative Agent and Lenders with respect to the Oil and Gas Properties owned by Borrower or any of the Guarantors (or to be acquired by Borrower or any of the Guarantors, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product prices and cost escalation assumptions specified by Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by Administrative Agent or any Lender.
     “Issuing Lender” means Macquarie Bank Limited, and any successor issuing bank pursuant to Section 8.6.
     “JPMorgan Credit Facility” means that certain Second Amended and Restated Credit Agreement dated as of November 3, 2008 among Delta Petroleum Corporation, as borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Bank of Montreal, as syndication agent, and U.S. Bank National Association, as documentation agent, as the same may be amended, supplemented or otherwise modified from time to time.
     “JPMorgan Loan Documents” means those certain documents listed on Schedule 1 to the Assignment of Liens and Security Interests from JPMorgan Chase Bank, N.A. as assignor to Macquarie Bank Limited as assignee and dated December 29, 2010.
     “JPMorgan Notes” means those certain notes listed on Schedule 2 to that certain Omnibus Assignment and Acceptance, dated as of even date herewith, by and among Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A, Bank of Montreal, U.S. Bank National Association, Deutsche Bank Trust Company Americas, KeyBank Financial Association, Bank of Oklahoma, N.A., Natixis, Bank of Scotland plc, Barclays Bank plc, and Capital One, National Association, as financial institutions.
     “Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
     “Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.
     “Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
     “Lenders” means a party hereto that (a) is a Lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a Lender under this Agreement pursuant to Section 2.20 or Section 9.6.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.
     “Letter of Credit” means, individually, any standby letter of credit issued or deemed issued by the Issuing Lender for the account of Borrower in connection with the Commitments and that is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.
     “Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.
     “Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
     “Letter of Credit Obligations” means any obligations of Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).
     “Liquid Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;
     (b) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure Borrower’s or any Guarantor’s ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A 1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P

1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by Borrower with the consent of the Required Lenders;
     (c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;
     (d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.; and
     (e) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as Borrower may request and Administrative Agent may approve in writing.
     “Loan” means, as applicable, a Revolving Loan or a Term Loan.
     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, any Hedge Contract with a Hedge Counterparty, and each other agreement, instrument, or document executed by Borrower, any Guarantor, or any of Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement.
     “Market Disruption Notice” shall have the meaning assigned to such term within the definition of “Eurodollar Base Rate”.
     “Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of Borrower), financial condition, or operations of Borrower and the Guarantors, taken as a whole, (b) a material adverse effect on Borrower’s and any of the Guarantors’ ability, as a whole, to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document, or (c) a material adverse change on the validity or enforceability of this Agreement or any of the other Loan Documents.
     “Maturity Date” means January 31, 2012.
     “Maximum Commitment” means $100,000,000.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

     “Mortgage” means each of the mortgages or deeds of trust executed by any one or more of Borrower, a Guarantor or any of their respective Subsidiaries in favor of Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by Administrative Agent, together with any assumptions or assignments of the obligations thereunder by Borrower, any Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Net Hedge Value” means, as to any novation, assignment, unwinding, termination, or amendment of a BB Hedge, the net effect of such transaction (after giving effect to any new hedge position or Hedge Contract entered into since the determination of the Borrowing Base then in effect), if any, on the then effective Borrowing Base, as determined by Administrative Agent.
     “Net Operating Cash Flow” or “NOCF” means, on a cash accounting basis, Borrower’s gross cash receipts from the sale of Hydrocarbons and all other cash receipts from whatever source (including if applicable, cash payments received under any Hedging Agreement), less the following expenses to be paid from this cash: (a) lease operating expenses (not including COPAS overhead charges if Borrower or its Affiliate is the Operator); (b) production taxes; (c) payments made or to be made with respect to Hedging Agreements (if applicable); (d) amounts paid by Borrower to acquire and/or maintain any bonds or letters of credit identified on Schedule 4.20 and securing plugging and abandonment obligations with respect to Borrower’s Oil and Gas Properties; (e) if no Event of Default exists, G&A Expenses subject to the provisions of Section 6.20, provided, however, for purposes of this definition, G&A Expenses shall not exclude any fees paid to Lenders and advisory fees paid or accrued to Macquarie Capital (USA) Inc., and (f) accrued interest expense for regularly scheduled interest payments under the Convertible Notes and the Senior Unsecured Notes in accordance with Section 6.5. For the avoidance of doubt, however, “Net Operating Cash Flow” does not include cash receipts or disbursements attributable to Working Interests, Royalty Interests or net profits interests owned by any Person that is not an Affiliate of Borrower.
     “Net Revenue Interest” means, with respect to any Oil and Gas Property, the decimal or percentage share of Hydrocarbons produced and saved from or allocable to that Oil and Gas Property, after deduction of Royalty Interests and other burdens on or paid out of such production.
     “Non-Consenting Lender” means any Lender that does not consent to a proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender, including any increases to the Borrowing Base.
     “Note” means a promissory note of Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of Borrower to such Lender resulting from Advances owing to such Lender.

     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of Borrower.
     “Notice of Assignment of Proceeds” means a notice of assignment of proceeds substantially in form of the attached Exhibit M.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of Borrower.
     “Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by Borrower, any Guarantor or any of their respective Subsidiaries to Administrative Agent, the Issuing Lender or Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations and the Related Costs, (b) all obligations of Borrower, any Guarantor or any of their respective Subsidiaries owing to any Hedge Counterparty under any Hedge Contract; provided that, (i) when any Hedge Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Hedge Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Hedge Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such individual Hedge Contracts (and not the Master Agreement between such parties) entered into at the time such Hedge Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Hedge Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.
     “Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.
     “One Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.
     “Operator” means, with respect to the Properties, Borrower and any other operators, including contract operators, of the Properties Approved by Lender. The Operators of each of the Properties as of the date of this Agreement are identified on Schedule III.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

     “Payment Date” means the twenty-fifth (25th) day of each calendar month, commencing on the twenty-fifth (25th) day of the calendar month following the month in which the first Advance is made on the Term Loan.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.
     “Permitted Liens” means the Liens permitted under Section 6.1.
     “Permitted Subject Liens” means the Liens permitted under paragraphs (c) through (h) of Section 6.1.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pledge Agreement” means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by Borrower or any of its Subsidiaries or any of the Guarantors.
     “Pricing Grid” means the pricing information set forth in Schedule I.
     “Project Account” has the meaning set forth in Section 2.11.
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Property Operating Statement” or “POS” means a monthly statement substantially in the form of Exhibit L, and prepared by Borrower in accordance with Section 5.6(d).
     “Pro Rata Share” means, with respect to any Lender, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of outstanding Advances owing to such Lender to the aggregate outstanding Advances owing to all such Lender.
     “Proved Reserves” has the meaning given to that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress (the “SPE/WPC Definitions”) in effect from time to time; “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves which are categorized as both “Developed” and

“Producing” in the SPE/WPC Definitions; “Proved Developed Non Producing Reserves” or “PDNP Reserves” means Proved Reserves which are categorized as both “Developed” and “Non Producing” in the SPE/WPC Definitions; and “Proved Undeveloped Reserves” or “PUD Reserves” means Proved Reserves which are categorized as “Undeveloped” in the SPE/WPC Definitions.
     “Quarterly Net Operating Cash Flow” means Borrower’s oil and gas revenue (including if applicable, realized gain under any Hydrocarbon Hedge Agreement), less : (a) lease operating expenses (not including COPAS overhead charges if Borrower or its Affiliate is the Operator); (b) production taxes; (c) transportation expenses; (d) realized loss under any Hydrocarbon Hedge Agreement; and (e) amounts paid by Borrower to acquire and/or maintain any bonds or letters of credit identified on Schedule 4.20 and securing plugging and abandonment obligations with respect to Borrower’s Oil and Gas Properties. For the avoidance of doubt, however, “Quarterly Net Operating Cash Flow” does not include cash receipts or disbursements attributable to Working Interests, Royalty Interests or net profits interests owned by any Person that is not an Affiliate of Borrower.
     “Reference Rate” with respect to any period, the greater of (i) the prime rate of interest specified by the Wall Street Journal and (ii) the Federal Funds Rate plus 0.055 per annum, in each case, from time to time as and when that rate changes. The Reference Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
     “Reference Rate Advance” means an Advance which bears interest as provided in Section 2.14(a).
     “Register” has the meaning set forth in Section 9.6(c).
     “Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means all of the obligations of Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.10(d).
     “Related Costs” means the reasonable and documented fees and out-of-pocket expenses of counsel for Administrative Agent, Issuing Lender and Lenders, and consultants for Administrative Agent, Issuing Lender and Lenders, and such other reasonable and documented out-of-pocket, third-party expenses incurred by Administrative Agent, Issuing Lender and Lenders in connection with the due diligence, negotiation and preparation of documents relating to the Loans and execution, delivery and filing and/or recording of the Loan Documents together with any amendments, supplements or modifications thereto or administration or enforcement thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Reported Month” has the meaning assigned to that term in Section 5.6(d).
     “Required Lenders” means, (a) at any time when there are more than two Lenders, Lenders holding at least 66⅔% of the then aggregate unpaid principal amount of the Notes and outstanding Letter of Credit Obligations held by Lenders at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed to be “held” by such Lender for purposes of this definition); provided that, if no such principal amount or Letter of Credit Obligation is then outstanding, “Required Lenders” shall mean Lenders having at least 66⅔% of the aggregate amount of the Commitments at such time and (b) at any time when there are one or two Lenders, all Lenders; provided further that, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.
     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.
     “Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; and (c) other than as permitted by Section 6.5, any direct or indirect payment under the Convertible Notes Documents and the Senior Unsecured Notes Documents; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of Borrower or warrants, options or other rights to purchase such Equity Interests.
     “Revolving Loan” has the meaning assigned to such term in Section 2.1(a).
     “Revolving Loan Advance” means an Advance under the Revolving Loan.
     “Royalty Interest” means (a) an expense-free interest retained by a mineral lessor in a Lease, (b) an overriding royalty reserved by or conveyed to a Person, or (c) any other expense-free right to receive production or revenues from any Oil and Gas Property.

     “Sales Volumes” means, with respect to any or all of Borrower’s Oil and Gas Properties, the product of Borrower’s Net Revenue Interest multiplied by the gross volume of Hydrocarbons produced and saved from those Oil and Gas Properties.
     “SEC” means the United States Securities and Exchange Commission.
     “Secured Parties” means Administrative Agent, Issuing Lender, Lender, the Swap Counterparties, and Bank Service Providers.
     “Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by Borrower, any of its Subsidiaries, or any of the Guarantors, and if applicable, Administrative Agent.
     “Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account; and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.
     “Senior Unsecured Notes” means Borrower’s 7% Senior Notes due 2015 issued pursuant to the Senior Unsecured Notes Indenture.
     “Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture, the notes evidencing the Senior Unsecured Notes and any other documents related thereto, including but not limited to Subsidiary guaranties.
     “Senior Unsecured Notes Indenture” means that certain Indenture dated as of March 15, 2005 among Borrower, the Subsidiary guarantors parties thereto and U.S. Bank National Association, as trustee, as the same may be amended, supplemented or otherwise modified from time to time.
     “Solvent” means, with respect to any Person, as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
     “Supporting Documentation” means a package containing data that is available to Borrower sufficient to support the cost estimate and the justification for the proposed Development Plan project, including but not limited to: (a) detailed work procedure, (b) before and after wellbore schematic, (c) detailed cost estimate plus bids on major items and other backup as appropriate, (d) reservoir structure and isopach maps, (e) log sections, core data, and directional survey for any well being worked on plus key offset wells, (f) notes showing Borrower’s or Independent Engineer’s reserves calculation, if available, and (g) economic forecast.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations), (b) the withdrawal of Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Term Loan” has the meaning assigned to that term in Section 2.1(a).
     “Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage.
     “Type” has the meaning set forth in Section 1.4.
     “Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect plus Lender’s Pro Rata Share of all amounts available under Section 2.3 at such time, minus, in the case of each (a) and (b) above, the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

     “USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     “Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.
     “Well” means any existing or future oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties, and any facility or equipment in addition to or replacement of any well.
     “Working Interest” means the property interest which entitles its owner to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.